UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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SANDRIDGE ENERGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on June 5, 2009

To the Stockholders of SandRidge Energy, Inc.:

The 2009 Annual Meeting of Stockholders (“Annual Meeting”) of SandRidge Energy, Inc., a Delaware corporation (the “Company” or “SandRidge”), will be held in the SandRidge Downtown Auditorium at our corporate offices located at 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102, on June 5, 2009, at 10:00 a.m., central time. At the Annual Meeting, stockholders will be asked to:

(1) Elect one Class III director to serve on our Board of Directors for a three-year term;

(2) Ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009;

(3) Approve the adoption of the SandRidge Energy, Inc. 2009 Incentive Plan (the “2009 Incentive Plan”), the terms of which provide that the maximum number of shares of common stock issuable under the 2009 Incentive Plan is 12,000,000 shares; and

(4) Transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

The meeting may be adjourned from time to time. At any reconvened meeting, action with respect to the matters specified in this notice may be taken without further notice to stockholders, unless required by applicable law or the Bylaws of the Company.

Stockholders of record of shares of our common stock at the close of business on April 8, 2009 are entitled to notice of, and to vote at, the Annual Meeting. A list of such stockholders will be available at the meeting and at the Company’s corporate office, 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102, for the ten days prior to the meeting.

All stockholders are cordially invited to attend the meeting in person. Your vote is very important. Therefore, whether or not you expect to attend the meeting, please vote as described on page 1 of the Proxy Statement. Voting in any of the ways described will not prevent you from attending the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the 2009 Annual Meeting of Stockholders to be held on June 5, 2009. Pursuant to rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials both by: (i) sending you this full set of proxy materials, including a proxy card and (ii) notifying you of the availability of our proxy materials on the Internet. This Proxy Statement and our Annual Report to Stockholders for the fiscal year ended December 31, 2008 are available at https://www.proxyvote.com. Directions for attending the Annual Meeting in person are available on our website at http://www.sandridgeenergy.com under “Contact.” In accordance with such rules, no “cookies” or other software that identifies visitors accessing these materials via the Internet are used.

By Order of the Board of Directors,

Richard J. Gognat,
Corporate Secretary

Oklahoma City, Oklahoma
April 22, 2009

SANDRIDGE ENERGY, INC.
123 Robert S. Kerr Avenue
Oklahoma City, Oklahoma 73102
(405) 429-5500

PROXY STATEMENT

SOLICITATION AND REVOCABILITY OF PROXIES

The enclosed proxy is solicited by the Board of Directors of SandRidge Energy, Inc. for use at the Annual Meeting to be held in the SandRidge Downtown Auditorium at our corporate offices located at 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102, on June 5, 2009, at 10:00 a.m., central time or at any adjournment thereof. In this Proxy Statement, unless the context requires otherwise, when we refer to “we,” “us,” “our,” “SandRidge” or the “Company,” we are describing SandRidge Energy, Inc., a Delaware corporation. We refer to holders of common stock as of the record date as “stockholders.” Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the Annual Meeting.

We will pay the entire cost of the solicitation. In addition to solicitation by mail, proxies may be solicited in person, or by telephone, facsimile transmission or other means of electronic communication, by our directors, officers or other employees, but such persons will not receive any special compensation for such services. We will reimburse brokers, nominees, fiduciaries and other custodians for reasonable expenses incurred by them for sending proxy materials to beneficial owners of our common stock.

Our Annual Report to Stockholders for the year ended December 31, 2008, including audited financial statements, accompanies this Proxy Statement. The Annual Report to Stockholders is not incorporated by reference into this Proxy Statement or deemed to be a part of the materials used for the solicitation of proxies. This Proxy Statement along with the Annual Report to Stockholders are being mailed on or about April 22, 2009, to holders of common stock as of the record date.

ABOUT THE ANNUAL MEETING

What is the purpose of the meeting?

At our Annual Meeting, stockholders will be asked to act upon the matters outlined in the Notice of Annual Meeting of Stockholders provided with this Proxy Statement, including the election of one Class III director, ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm, approval of the adoption of the Company’s 2009 Incentive Plan and any other matters properly presented at the meeting.

Who is entitled to vote at the meeting?

Only stockholders of record as of 5:00 p.m. central time on April 8, 2009 are entitled to receive notice of, and to vote at, the Annual Meeting. On April 8, 2009, there were 167,465,399 shares of our common stock issued, outstanding and entitled to vote at the meeting. Each outstanding share of common stock is entitled to one vote, except certain unvested shares of restricted stock issued to our directors and employees, which do not have voting rights.

How do I vote my shares?

The process for voting your shares depends on how your shares are held. Generally, you may hold shares in your name as a “record holder” or in “street name” through a nominee, such as a broker or bank. You can vote either in person at the Annual Meeting or by proxy whether or not you attend the Annual Meeting. To vote by proxy, you must either:

•	Sign and date the enclosed proxy card, and return it in the enclosed postage-paid envelope;

•	Vote by telephone by placing a toll-free call from the U.S. or Canada to 1-800-690-6903 as described in the enclosed proxy card; or

•	Vote over the Internet at https://www.proxyvote.com as described in the enclosed proxy card.

Please note that telephone and Internet voting will close at 11:59 pm on June 4, 2009.

If you plan to attend the Annual Meeting and wish to vote in person, you will be given a ballot at the meeting. Please note that you may vote by proxy prior to June 5, 2009 and still attend the Annual Meeting. Even if you currently plan to attend the Annual Meeting in person, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

If your shares are held in the name of a broker, bank, or other nominee, you should receive separate instructions from the record holder of your shares describing how to vote. If your shares are held in the name of a broker, bank, or other nominee and you want to vote in person, you will need to obtain and bring with you to the Annual Meeting a legal proxy from the record holder of your shares as of the close of business on April 8, 2009 indicating that you were a beneficial owner of shares as of the close of business on such date and further indicating the number of shares of which you beneficially owned at that time.

What is a quorum?

A quorum is the presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock as of the record date. There must be a quorum for the meeting to be held. If you submit a valid proxy card, vote by Internet or phone, or attend the meeting and vote in person, your shares will be counted as present to determine whether there is a quorum. Abstentions and broker non-votes will be counted toward the quorum.

How are my votes counted?

In all proposals other than the election of a director, you may vote “FOR,” “AGAINST” or “ABSTAIN.” In the election of a director, you may either vote “FOR” a nominee or “WITHHOLD” your vote from the nominee. Abstentions occur when stockholders are present at the Annual Meeting but choose to withhold their vote for any of the matters upon which the stockholders are voting. If you “ABSTAIN” on any of the proposals, your vote will be counted for purposes of establishing a quorum, and with the exception of the election of a director, the abstention will have the same effect as a vote “AGAINST” that proposal.

What are broker non-votes?

A broker non-vote occurs when the broker is unable to vote on a proposal because the proposal is not routine and the beneficial owner has not provided any instructions on that matter. New York Stock Exchange (“NYSE”) rules determine whether proposals are routine or not routine. If a proposal is routine, a broker holding shares for an owner in street name may vote for the proposal without voting instructions. If a proposal is not routine, the broker may vote on the proposal only if the owner has provided voting instructions. If a broker does not receive instructions for a non-routine proposal, the broker will return a proxy card with no vote on that proposal, which is usually referred to as a “broker non-vote.” The election of a director and the ratification of PricewaterhouseCoopers LLP’s appointment are routine items. The approval of the adoption of the 2009 Incentive Plan is not considered routine. Broker non-votes for that matter, if any, will be counted for purposes of establishing a quorum, but will not be counted as having been entitled to vote or as a vote cast.

Can I revoke my proxy?

Yes, you can revoke your proxy if you are a record holder by: (a) filing written notice of revocation with our Corporate Secretary prior to the Annual Meeting; (b) signing a proxy card bearing a later date than the proxy being revoked and submitting it to our Corporate Secretary prior to the Annual Meeting; (c) voting again by phone or over the Internet; or (d) voting in person at the Annual Meeting.

If your shares are held in street name through a broker, bank, or other nominee, you need to contact the record holder of your shares regarding how to revoke your proxy.

What vote is required to approve the election of a director?

In the election of a director, you may either vote “FOR” a nominee or “WITHHOLD” your vote from the nominee. If the nominee receives a plurality of the votes cast, he will be elected to our Board of Directors. You may not cumulate your votes in the election of directors.

What vote is required to approve the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm?

In voting on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, you may vote “FOR” or “AGAINST” the ratification or “ABSTAIN” from voting. If you “ABSTAIN” from voting on the adoption, your vote will have the same effect as a vote “AGAINST” the proposal. A majority of the votes cast at the Annual Meeting must be cast “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm in order for such ratification to be approved at the Annual Meeting.

What vote is required to approve the adoption of the 2009 Incentive Plan?

In voting on the approval of the adoption of the 2009 Incentive Plan, you may vote “FOR” or “AGAINST” the adoption or “ABSTAIN” from voting. If you “ABSTAIN” from voting on the adoption, your vote will have the same effect as a vote “AGAINST” the proposal. A majority of the votes cast at the Annual Meeting must be cast “FOR” the adoption of the 2009 Incentive Plan in order for such adoption to be approved at the Annual Meeting.

In addition, NYSE rules require the total votes cast on the proposal to represent a majority of the securities entitled to vote on the proposal. Broker non-votes are not considered votes cast under the NYSE rules for this purpose.

How does the Board of Directors recommend I vote on the proposals?

The Board of Directors recommends that you vote:

•	FOR the nominee for director set forth on page 4;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm; and

•	FOR the approval of the adoption of the 2009 Incentive Plan.

May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?

You may submit proposals for consideration at future stockholder meetings, including director nominations. In order for a stockholder proposal to be considered for inclusion in our proxy statement for next year’s annual meeting, the written proposal must be received by us no later than December 23, 2009. For a stockholder proposal, including a director nomination, to be considered at next year’s annual meeting but not included in the proxy statement relating to such meeting, the written proposal must be received by us no earlier than February 5, 2010 and no later than March 7, 2010. Please read “General Information —

Stockholder Proposals and Nominations” for a more detailed discussion of the requirements for submitting a stockholder proposal for consideration at next year’s annual meeting.

What if I do not mark a voting choice for some of the matters listed on my proxy card?

If you return a signed proxy card without indicating your vote, your shares will be voted in accordance with the Board of Directors’ recommendation for each proposal with respect to which a voting choice is not indicated.

Could other matters be decided at the Annual Meeting?

We do not know of any other matters that will be considered at the Annual Meeting. If there are any other matters that arise at the meeting, proxies will be voted at the discretion of the proxy holders.

What happens if the Annual Meeting is postponed or adjourned?

If the Annual Meeting is postponed or adjourned, your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

CORPORATE GOVERNANCE MATTERS

Board Structure

Our Board of Directors currently consists of seven directors and is divided into three classes as provided in our Certificate of Incorporation and Amended and Restated Bylaws (“Bylaws”). Stockholders elect a portion of our Board of Directors each year. Class III directors’ terms will expire at the Annual Meeting, Class I directors’ terms will expire at the annual meeting of stockholders to be held in 2010 and Class II directors’ terms will expire at the annual meeting of stockholders to be held in 2011. Currently, the Class III directors are Daniel W. Jordan and Stuart W. Ray; the Class I directors are William A. Gilliland, D. Dwight Scott and Jeffrey S. Serota; and the Class II directors are Tom L. Ward and Roy T. Oliver, Jr. At each annual meeting of stockholders, the stockholders will elect a successor to each of the directors whose term expires on the date of the meeting, or re-elect each such director, with each successor or re-elected director to serve from the time of election until the third annual meeting following election.

Our Bylaws also provide that the authorized number of directors that shall constitute the whole Board of Directors may be changed by resolution duly adopted by the Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. Vacancies and newly created directorships may be filled by the affirmative vote of a majority of directors then in office, even if less than a majority of the authorized number of directors.

Director Biographical Information

The names of the members of our Board of Directors and certain information concerning each of them as of March 31, 2009, are set forth below.

Class	Name	Age	Position
II	Tom L. Ward	49	Chairman, Chief Executive Officer and President
I	William A. Gilliland	71	Director
III	Daniel W. Jordan	52	Director
II	Roy T. Oliver, Jr.	56	Director
III	Stuart W. Ray	64	Director
I	D. Dwight Scott	45	Director
I	Jeffrey S. Serota	43	Director

Nominee for Election at the Annual Meeting to Serve for a Three-Year Term (Class III Directors)

Daniel W. Jordan. Mr. Jordan was appointed as a director of SandRidge in December 2006. Mr. Jordan served as a Vice President and director of Symbol Underbalanced Air Services and Larco from August 2003 to September 2005. From October 2005 through August 2006, Mr. Jordan served as Vice President, Business of Riata Energy, Inc., our predecessor. Since September 2006, Mr. Jordan has been involved in private investments. Prior to joining SandRidge, Mr. Jordan founded Jordan Drilling Fluids, Inc. and served as its Chairman, President and Chief Executive Officer from March 1984 to July 2005. Mr. Jordan sold Jordan Drilling Fluids, Inc. and its wholly owned subsidiary, Anchor Drilling Fluids USA Inc., in July 2005. At that time, Anchor Drilling Fluids USA Inc. was the largest privately held domestic drilling fluids firm.

Directors Continuing in Office until the 2010 Annual Meeting of Stockholders (Class I Directors)

William A. Gilliland. Mr. Gilliland was appointed as a director on January 7, 2006. Mr. Gilliland has served as managing partner of several personal and family investment partnerships, including Gillco Energy, L.P. and Gillco Investments, L.P., since April 1999. Prior to this, Mr. Gilliland was the founder, Chief Executive Officer, President and Chairman of Cross-Continent Auto Retailers, Inc. Mr. Gilliland holds a Bachelor of Business Administration from North Texas State University.

D. Dwight Scott. Mr. Scott was appointed as a director on March 20, 2007. He is a Senior Managing Director of GSO Capital Partners LP (“GSO”) and Head of GSO’s Houston office. At GSO, Mr. Scott focuses on investments in the energy and power markets and is a member of GSO’s Investment Committee. Prior to joining GSO, Mr. Scott was Executive Vice President and Chief Financial Officer for El Paso Corporation from October 2002 until August 2005. He is a member of the Board of Directors of Cheniere Energy, Inc., MCV Investors, Inc., United Engines Holding Company LLC, and Crestwood Midstream Partners. Mr Scott is also a member of the Board of Trustees of KIPP, Inc. Mr. Scott earned a Bachelor’s degree from the University of North Carolina at Chapel Hill and a Master of Business Administration degree from the University of Texas at Austin.

Jeffrey S. Serota. Mr. Serota was appointed as a director of SandRidge Energy, Inc. on March 20, 2007. He has served as a Senior Partner with Ares Management LLC, an alternative asset investment firm, since September 1997. Prior to joining Ares, Mr. Serota worked at Bear Stearns from March 1996 to September 1997, where he provided investment banking services to financial sponsor clients of the firm. He currently serves on several boards of directors, including WCA Waste Corporation. Mr. Serota received a Bachelor of Science degree in Economics from the University of Pennsylvania’s Wharton School of Business and received a Master of Business Administration degree from UCLA’s Anderson School of Management.

Directors Continuing in Office until the 2011 Annual Meeting of Stockholders (Class II Directors)

Tom L. Ward. Mr. Ward has served as our Chairman and Chief Executive Officer since June 2006 and as our President since December 2006. Prior to joining SandRidge, he served as President, Chief Operating Officer and a director of Chesapeake Energy Corporation (NYSE: CHK) from the time he co-founded the company in 1989 until February 2006. From February 2006 until June 2006, Mr. Ward managed his private investments. Mr. Ward graduated from the University of Oklahoma with a Bachelor of Business Administration in Petroleum Land Management. He is a member of the Board of Trustees of Anderson University in Anderson, Indiana.

Roy T. Oliver, Jr. Mr. Oliver was appointed as a director on July 13, 2006. Mr. Oliver has served as President of R.T. Oliver Investments, Inc., a diversified investment company with interests in energy, energy services, media and real estate, since August 2001. The company presently owns the largest portfolio of class A office properties in Oklahoma. He has served as President and Chairman of the Board of Valliance Bank, N.A. since August 2004. He founded U.S. Rig and Equipment, Inc. in 1980 and served as its President until its assets were sold in August 2003. Mr. Oliver is a graduate of the University of Oklahoma with a Bachelor of Business Administration degree. He serves on The University of Oklahoma Michael F. Price College of Business Board of Advisors.

Retiring Class III Director

Stuart W. Ray. Mr. Ray was appointed as a director on December 14, 2007. Mr. Ray is a Partner of Sonenshine Partners LLC, a New York City based investment banking firm, and a Partner of Urban American Partners, LLC, a New Jersey based real estate investment and management firm that owns and operates portfolios of workforce housing units. Mr. Ray is a Chartered Financial Analyst, a member of the New York Society of Security Analysts, and a registered broker with the NASD. He received his Bachelor of Arts from Harvard College and Master of Business Administration from Harvard Business School.

Director Independence

The Board of Directors has determined that none of Messrs. Gilliland, Oliver, Ray, Scott and Serota has any material relationship with the Company other than as a director and stockholder of the Company and are “independent” for purposes of the NYSE listing standards. The Board determined that the lease between an entity of which Mr. Oliver is the majority owner and the Company is not material because of its short duration and its relatively small value compared to Mr. Oliver’s other business interests and the Company’s overall facilities costs. The Board of Directors additionally has determined that all Audit Committee members meet the independence requirements of the Securities and Exchange Commission (“SEC”) for Audit Committee members.

Director Attendance at Meetings of the Board of Directors and Stockholder Meetings

The Board of Directors held nine meetings during 2008, and each of the directors attended all of those meetings.

Our non-management directors meet in executive session at each regularly scheduled Board of Directors meeting. In the event that the non-management directors include directors who are not independent under the NYSE listing standards, then at least once a year, there should be an executive session including only independent directors. The director who presides at meetings of non-management and independent directors rotates among the non-management directors every regularly scheduled meeting, provided that a nonmanagement director who is not independent shall not preside at a meeting of independent directors.

The Board of Directors encourages interaction with stockholders and recognizes that annual meetings of the stockholders provide a venue where stockholders can access and interact with our directors. Accordingly, while we do not have a policy requiring our directors to attend annual meetings of the stockholders, all of the members of the Board of Directors are encouraged to attend the meetings. All of our directors attended the 2008 annual meeting of the stockholders.

Committees of the Board of Directors

The Board of Directors has an Audit Committee, a Nominating and Governance Committee and a Compensation Committee. Members of each committee are elected by the Board of Directors and serve until their successors are elected and qualified. Each of the committees of the Board of Directors has adopted a charter consistent with the rules of the NYSE, all of which can be found in the corporate governance section of our website at http://www.sandridgeenergy.com and are also available in print to any stockholder who requests a copy.

Audit Committee.  The Audit Committee, which currently consists of Messrs. Ray, Scott and Serota, oversees and reports to the Board of Directors on various auditing and accounting-related matters, including the maintenance of the integrity of our financial statements, reporting process and internal controls; the selection, evaluation, compensation and retention of our independent registered public accounting firm; the performance of an internal audit; legal and regulatory compliance, including our disclosure controls and procedures; and oversight over our risk management policies and procedures. Mr. Ray serves as chairman of this committee, and each of Messrs. Ray, Scott and Serota has been determined by our Board of Directors to be an “audit committee financial expert” as defined under the rules of the SEC. The Audit Committee met eight times during 2008, and each member of the committee attended all of the meetings held during the period.

Nominating and Governance Committee.  The Nominating and Governance Committee, which consists of Messrs. Oliver, Ray and Serota, advises the Board of Directors and makes recommendations regarding appropriate corporate governance practices; assists the Board of Directors with the identification and nomination of individuals qualified to become members of the Board of Directors; and maintains a succession plan for our Chief Executive Officer. Mr. Ray serves as the chairman of this committee. The Nominating and Governance Committee met one time during 2008, and each member of the committee attended the meeting other than Mr. Serota.

The Nominating and Governance Committee has the responsibility under its charter to recommend nominees for election to the Board of Directors. In considering candidates for the Board of Directors, the Nominating and Governance Committee considers the entirety of each candidate’s credentials. Currently, there are no minimum qualifications that must be met by a nominee recommended by the Nominating and Governance Committee, as different factors may assume greater or lesser significance at particular times. However, while the Nominating and Governance Committee does not maintain a formal list of qualifications in making its evaluation and recommendation of nominees, the committee may consider, among other factors, whether prospective nominees possess relevant business and financial experience, industry or other specialized expertise, high moral character and previous experience as a member of a board of directors.

The Nominating and Governance Committee considers equally candidates for the Board of Directors recommended from any reasonable source, including from a search firm engaged by the committee or from stockholders, provided the procedures set forth below are followed by stockholders who want to make recommendations to the committee.

With respect to the nomination of directors at a stockholders meeting, the Nominating and Governance Committee will consider stockholder recommendations that are received by the Company’s Corporate Secretary at 123 Robert S. Kerr Avenue, Oklahoma City, OK 73102 by December 31 of the year preceding such meeting.

A stockholder recommendation should set forth (i) the name and address of and number of shares of common stock owned by the recommending stockholder, (ii) information relating to the recommended candidate that would be required to be disclosed in a solicitation of proxies for the election of the candidate pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (“Exchange Act”), (iii) a description of all agreements related to the nomination among the recommending stockholder, recommended candidate or other persons, and (iv) any other information the recommending stockholder believes would be useful in informing the committee’s decision making.

In addition to making recommendations of director nominees to the Nominating and Governance Committee, stockholders may make director nominations or proposals at any annual meeting of the stockholders, provided they comply with the requirements set forth in our Bylaws and, for their nominations and proposals to be included in a proxy statement delivered by us, with Regulation 14A of the Exchange Act. See “General Information — Stockholder Proposals and Nominations” below.

Compensation Committee.  The Compensation Committee, which currently consists of Messrs. Gilliland, Oliver and Scott, establishes annual salaries and other compensation for our executive officers, certain senior officers and other employees and reviews and makes recommendations with respect to our incentive compensation and benefit plans. Mr. Gilliland serves as chairman of the committee. The Compensation Committee met three times during 2008, and each member of the committee attended all three meetings.

In 2008, the Compensation Committee retained the services of an independent compensation consulting firm, Longnecker & Associates. The firm reports directly to the Compensation Committee. During 2008, the consulting firm provided an analysis of market compensation based upon its review of compensation paid by exploration and production companies similar in revenues, total assets, and market capitalization to us. Longnecker performs no other consulting services for us other than studies related to our compensation program.

Report of the Audit Committee

The following is the report of the Audit Committee for the year ended December 31, 2008. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference in such filing.

As of December 31, 2008, the Audit Committee was comprised of three directors, each of whom has been determined to be independent in accordance with the requirements of the rules and regulations of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934 and the New York Stock Exchange listing standards.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the preparation of the financial statements and the establishment and maintenance of the system of internal controls. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon.

In performing its duties, the Audit Committee has:

•	reviewed and discussed with the Company’s management and PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm, the audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008;

•	reviewed with the Company’s management internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board, which review including a discussion of the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements;

•	reviewed with PwC the Company’s internal controls over financial reporting;

•	reviewed with PwC its judgment as to the quality, not just the acceptability, of the Company’s accounting principles and other matters;

•	discussed with PwC the overall scope and plans for its audit;

•	met with PwC to discuss the results of its audit and the overall quality of the Company’s financial reporting; and

•	met with the Company’s independent reservoir engineers consultants to discuss the Company’s process for determining oil and gas reserves.

During the Audit Committee’s review of the audited financial statements, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles and reviewed significant accounting and disclosure issues with the Audit Committee. With respect to its review of the Company’s internal controls over financial reporting, the Committee noted that year-end 2008 marked the first time the Company was required to comply with all provisions of Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”) and that management advised that the Company was in compliance with Section 404.

The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed pursuant to AICPA Professional Standards Vol. 1 AU Section 380. The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP such independent registered public accounting firm’s’ independence. The Audit Committee determined that the non-audit services provided to the Company by PwC are compatible with maintaining PwC’s independence.

Based on the review and discussion referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission.

This report is submitted on behalf of the Audit Committee.

D. Dwight Scott
Jeffrey S. Serota
Stuart W. Ray

Compensation Committee Interlocks and Insider Participation

None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors.

During 2008, Mr. Ward, our Chairman, Chief Executive Officer and President, participated in the deliberations of our Board of Directors concerning executive officer compensation.

Corporate Governance Guidelines and Communications with Directors

Our Board of Directors has adopted corporate governance guidelines that define those governance practices of the board that are not included in our Bylaws. Our Board of Directors has also adopted a Code of Business Conduct and Ethics, which contains general guidelines for conducting our business and applies to all of our officers, directors and employees, and a Financial Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer and other senior financial executives. Our corporate governance guidelines and codes can be found in the corporate governance section of our website at http://www.sandridgeenergy.com and are also available in print to any stockholder who requests a copy.

Any stockholder who desires to communicate with the Board of Directors, individual directors or committees of the Board of Directors may do so at any time by submitting his or her comments, questions or concerns, in writing by mail addressed to our Corporate Secretary at 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102. A stockholder or other interested party should clearly indicate on the envelope the director or directors who are the intended recipients of the communication.

All such communications received by the Corporate Secretary will be forwarded to the director designated on the envelope. The Corporate Secretary will not filter out any such communications except for “spam” communications related to solicitation for products or services and items of a personal nature that are not relevant to a person’s status as a stockholder. All communications designated for the Board of Directors will be forwarded to the Chairman of the Board of Directors. All communications designated to a particular committee of the Board of Directors will be forwarded to the chairman of that committee. All communications designated to a director will be forwarded to that director.

To report any issues relating to our accounting, accounting controls, financial reporting or other practices, employees, stockholders and other interested parties may call the confidential hotline at 1-866-206-2720. All calls will remain anonymous.

These policies and procedures are not intended to alter or amend the requirements a stockholder must satisfy in order to (1) present a stockholder proposal at a meeting of stockholders, (2) nominate a candidate for the Board of Directors, (3) recommend a candidate for the Board of Directors for consideration by the Nominating and Governance Committee as set forth in our Bylaws and described above in “— Committees of the Board of Directors” or (4) have the stockholder’s proposal or nomination included in our proxy statement in accordance with Rule 14a-8 of the Exchange Act.

PROPOSAL NO. 1

ELECTION OF DIRECTOR

Board Nominee

Based upon the recommendation of our Nominating and Governance Committee, our Board of Directors has nominated Daniel W. Jordan for re-election as a director to the board. If elected, the nominee would serve a three-year term expiring at the close of our 2012 annual meeting, or until his successor is duly elected. Biographical information of the nominee is furnished below under “Director Biographical Information.”

Our Board of Directors does not contemplate that the nominee will be unable to serve if elected. However, if, prior to the Annual Meeting, a nominee becomes unable to serve, the persons named in the enclosed proxy will vote for the election of such other person as may be nominated by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE NOMINEE.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has directed the Company to submit the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009 for ratification by the stockholders at the Annual Meeting. Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee may in its discretion direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

A representative of PricewaterhouseCoopers LLP is expected to attend the Annual Meeting and will have the opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions of stockholders.

Audit Fee Summary

Set forth below is a summary of the total fees paid to our independent registered public accounting firm, PricewaterhouseCoopers LLP, for fiscal years 2008 and 2007.

	2008	2007
	(In thousands)

Audit Fees	$2,308	$1,684
Audit-Related Fees	—	78
Tax Fees	638	512
All Other Fees	—	—

Total	$2,946	$2,274

Audit Fees.  Audit fees consist primarily of fees billed for professional services rendered for the audit of our annual financial statements and internal controls over financial reporting, review of the financial statements included in each of our quarterly reports on Form 10-Q, assistance with and review of documents filed with the SEC and work performed by tax professionals in connection with the audit and quarterly reviews.

Audit-Related Fees.  Audit-related fees consist primarily of due diligence, consultation regarding financial accounting and reporting standards and consultation conducted in fiscal 2007 regarding the Company’s internal controls over financial reporting in order to comply with the Sarbanes-Oxley Act of 2002.

Tax Fees.  Tax fees include all services performed by the firm’s tax division other than those related to the audit of financial statements.

All Other Fees.  Other fees consist primarily of all fees billed for products and services provided by the firm other than those reported above.

The Audit Committee is responsible for approving in advance any services to be performed by the independent registered public accounting firm. The Audit Committee may delegate its pre-approval authority for these services to one or more members, whose decisions shall be presented to the full Audit Committee at its scheduled meetings. Each of these services must receive specific pre-approval by the Audit Committee or its delegate unless the Audit Committee has provided general pre-approval for such category of services in accordance with policies and procedures that comply with applicable laws and regulations. All of the fees described above under audit fees, audit-related fees and tax fees for 2008 were specifically pre-approved by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.

PROPOSAL NO. 3

APPROVAL OF THE SANDRIDGE ENERGY, INC. 2009 INCENTIVE PLAN

The Board of Directors has adopted, subject to stockholder approval, the SandRidge Energy, Inc. 2009 Incentive Plan (the “2009 Incentive Plan”). The purpose of the 2009 Incentive Plan is to enhance the Company’s ability to attract, retain and motivate employees, officers, directors, consultants, and advisors of the Company, and to provide them with equity ownership opportunities and performance-based incentives that are intended to align their interests with those of the Company’s stockholders. The 2009 Incentive Plan is designed to provide as much flexibility as possible for future equity incentive and performance bonus grants so that we can respond as necessary to provide competitive compensation.

Historically, the Company has provided equity incentive to its employees, consultants and directors through grants of restricted stock and other forms of equity compensation pursuant to the SandRidge Energy, Inc. 2005 Stock Plan (the “2005 Stock Plan”). The 2005 Stock Plan provides for up to 7,074,252 shares to be available for grants made under the plan. As of March 31, 2009, 4,213,840 unvested shares of restricted stock were subject to grants under the 2005 Stock Plan and 1,666,988 shares were available for grants under the 2005 Stock Plan. We are proposing that 12,000,000 shares of common stock be authorized for grants under the 2009 Incentive Plan. We contemplate that, if the 2009 Incentive Plan is approved by stockholders, we will make grants under both the 2005 Stock Plan and the 2009 Incentive Plan until such time as no share of common stock is available for grants under the 2005 Stock Plan.

The full text of the 2009 Incentive Plan is included as Exhibit A to this Proxy Statement, and a brief description of its material terms is provided below.

Description of the 2009 Incentive Plan

Nature of Awards.  The 2009 Incentive Plan is intended to permit the grant of stock options, stock appreciation rights, shares of restricted stock, restricted stock units, and any other form of award based on the value (or the increase in value) of shares of the common stock of the Company. The 2009 Incentive Plan also permits cash incentive awards. Awards granted under the 2009 Incentive Plan generally vest to the extent certain conditions are met. Vesting criteria shall include the passage of time or the attainment of individual or Company performance objectives, or a combination of both.

Effective Date and Term.  Subject to stockholder approval, the 2009 Incentive Plan will be effective as of June 5, 2009, and no awards shall be made under the 2009 Incentive Plan more than ten (10) years after its effective date.

Eligibility.  Any current employee, officer, director, consultant, or advisor of the Company or any of the Company’s present or future parent or subsidiary entities or any other business venture (including, joint ventures or limited liability companies) in which the Company has a controlling interest, as determined by the Compensation Committee, is eligible to be granted an award.

Administration.  The 2009 Incentive Plan will be administered by the Compensation Committee, which shall have authority to grant awards and determine recipients and terms of awards. The Compensation Committee shall have full authority to construe and interpret the terms of the 2009 Incentive Plan and the terms of any award certificates under the plan, and to determine all facts necessary to administer the plan and any such award certificates.

Stock Subject to the Plan.  Subject to adjustments allowed under the 2009 Incentive Plan, awards may be made under the plan for up to 12,000,000 shares of common stock, of which 12,000,000 shares can be issued as incentive stock options meeting the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). If any award expires or is terminated, surrendered or canceled without having been fully exercised, is forfeited in whole or in part, or results in any shares not being issued, the unused shares covered by such award shall again be available for grants under the plan. Further, shares tendered to the Company by a participant to exercise an award shall be added to the number of shares available for grants under the Plan. Shares issued under the 2009 Incentive Plan may consist in whole or in part of authorized but unissued shares or treasury shares. The last trading price for a share of the Company’s common stock on the NYSE on March 31, 2009 was $6.59.

Substitute Awards.  In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Compensation Committee may grant awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute awards may be granted on such terms as the Compensation Committee deems appropriate. Substitute awards shall not count against the overall share limit set forth in the 2009 Incentive Plan, except as may be required by law.

Stock Options.  The Compensation Committee may grant options to purchase shares of common stock and determine the number of shares to be covered by each option, the exercise price of each option and the conditions and limitations applicable to the exercise of each option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable.

An option that the Compensation Committee intends to be an incentive stock option shall only be granted to employees of the Company or any of the Company’s present or future parent or subsidiary entities and any other entities the employees of which are eligible to receive incentive stock options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code.

The Compensation Committee shall establish the exercise price of each option and specify the exercise price in the award certificate. The exercise price of an award intended to be an incentive stock option shall be not less than 100% of the fair market value on the date the option is granted, except that, if any incentive stock option is granted to a person possessing more than ten percent (10%) of the total combined voting power of all classes of the stock of the Company or any parent or subsidiary of the Company (a “Ten Percent Shareholder”), the exercise price shall be not less than 110% of the fair market value of the shares subject to the option on the date the option is granted.

Each option granted under the 2009 Incentive Plan shall be exercisable at such times and subject to such terms and conditions as the Compensation Committee may specify in the applicable award certificate; provided, however, that no option shall be granted for a term of more than ten (10) years and no incentive stock option issued to a Ten Percent Shareholder shall have a term of more than five (5) years. No option shall permit deferred receipt of compensation on the option beyond the date of exercise, unless the Compensation Committee expressly determines that such option shall be subject to Section 409A of the Code.

Stock Appreciation Rights.  A stock appreciation right (“SAR”) is an award in the form of a right to receive cash or a share of common stock, upon surrender of the SAR, in an amount equal to the appreciation in the value of the share of common stock over a base price established in the award. The Committee may grant SARs either independently of stock options, or in tandem with stock options such that the exercise of the stock option or SAR cancels the tandem SAR or stock option. The minimum base price of a SAR granted under the 2009 Incentive Plan shall be the price set forth in the applicable award certificate, or, in the case of a SAR related to a stock option (whether already outstanding or concurrently granted), the exercise price of the related stock option.

Restricted Stock.  The Compensation Committee may grant awards of restricted stock on the terms and conditions set forth by the Compensation Committee in the applicable restricted stock award, including the conditions for vesting and the issue price, if any.

Restricted Stock Units.  The Compensation Committee may grant restricted stock units to any participant subject to the same conditions and restrictions as the Compensation Committee would have imposed in connection with an award of restricted stock. Each restricted stock unit shall have a value equal to the fair market value of one share of stock. Restricted stock units may be paid at such time and in such form as the Compensation Committee may determine in its discretion.

Other Stock-Based Awards.  Other awards that are valued in whole or in part by reference to, or are otherwise based on, shares of stock or other property, may be granted under the 2009 Incentive Plan to participants in the plan. Such other share awards shall also be available as a form of payment in the settlement of other awards granted under the 2009 Incentive Plan or as payment in lieu of compensation to which a participant in the plan is otherwise entitled.

Cash Awards.  Cash awards are awards under the 2009 Incentive Plan that provide participants with the opportunity to earn a cash payment based upon the achievement of one or more performance goals. For each performance period, the Compensation Committee shall determine the relevant performance criteria, the performance goal for each performance criterion, the level or levels of achievement necessary for awards to be paid, the weighting of the performance goals if more than one performance goal is applicable, and the size of the awards.

Performance Based Awards.  Any award granted under the 2009 Incentive Plan may be granted as an award that satisfies the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code. With the exception of any stock option or SAR, an award that is intended to satisfy the requirements of a performance-based award shall be so designated at the time of grant. Stock options and SARs need not satisfy the specific performance criteria described below in order to qualify as performance-based awards.

The maximum aggregate number of shares of the Company’s common stock for which performance-based awards may be issued under the 2009 Incentive Plan in any calendar year to an individual participant shall not exceed 1,000,000, and the maximum amount that may be earned as a cash award for a performance period for a single calendar year by any individual participant is $2,000,000 and the maximum amount that may be earned as a cash award for a performance period of greater than a single calendar year by any individual participant is $6,000,000.

In the case of awards intended to qualify as performance-based awards, the performance criteria shall be selected only from among the criteria set forth in the plan. Any of the performance criteria may be used to measure the performance of the Company, a subsidiary, or affiliate as a whole or any business unit of the Company, a subsidiary, or affiliate or any combination thereof, as the Compensation Committee may deem appropriate, or any of the above performance criteria as compared to the performance of a group of comparable companies, or published or special index that the Compensation Committee deems appropriate. The Compensation Committee also has the authority to provide for accelerated vesting of any award based on the achievement of the performance criteria.

Before any performance-based award (other than stock options and SARs) is paid, the Compensation Committee must certify in writing (by resolution or otherwise) that the applicable performance goal(s) and any other material terms of the award have been satisfied; provided that the Compensation Committee shall have authority to pay a performance-based award without regard to the applicable performance criteria in the event of the award holder’s death or disability, or if there is a change in control of the Company.

The Compensation Committee shall have discretion to determine the conditions, restrictions or other limitations, in accordance with, and subject to, the terms of the 2009 Incentive Plan and Section 162(m) of the Code, on the payment of individual awards granted as performance-based awards. To the extent set forth in an award certificate, the Compensation Committee may reserve the right to adjust the amount payable in accordance with any standards or on any other basis (including the Compensation Committee’s discretion), as the Compensation Committee may determine; provided, however, that in the case of awards intended to qualify as performance-based awards, such adjustments shall meet the requirements of Section 162(m) of the Code.

Adjustments Due to Changes in Capitalization or Control.  In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of shares of common stock other than an ordinary cash dividend, (1) the number and class of securities available under the 2009 Incentive Plan, (2) the number and class of securities and exercise price per share of each outstanding option, (3) the number of shares of common stock subject to and the repurchase price per share subject to each outstanding restricted stock award, and (4) the terms of each other outstanding award shall be equitably adjusted by the Company in the manner determined by the Compensation Committee.

In connection with a change in control, the Compensation Committee shall take any one or more of the following actions as to all or any (or any portion of) outstanding awards other than restricted stock awards on such terms as the Compensation Committee determines: (1) provide that awards shall be assumed, or substantially equivalent awards shall be substituted, by the acquiring or succeeding entity, (2) upon written notice to a participant, provide that the participant’s unexercised awards will terminate immediately prior to the consummation of the change in control unless exercised by the participant within a specified, reasonable period following the date of such notice, (3) provide that outstanding awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an award shall lapse, in whole or in part before or upon the change in control, (4) if holders of shares will receive upon consummation of the change in control a cash payment for each share surrendered in the change in control, make or provide for a cash payment to a participant equal to the excess, if any, of (A) the consideration received by shareholders generally with respect to the change in control (the “change in control price”) times the number of shares subject to the participant’s awards (to the extent the exercise price does not exceed the change in control price) over (B) the aggregate exercise price of all such outstanding awards and any applicable tax withholdings, in exchange for the termination of such awards, (5) provide that, in connection with a liquidation or dissolution of the Company, awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof and any applicable tax withholdings) and (6) any combination of the foregoing. The Compensation Committee shall not be obligated to treat all awards, all awards held by a participant, or all awards of the same type, identically.

Upon the occurrence of a change in control, except to the extent specifically provided to the contrary in the restricted stock award or any other agreement between a participant and the Company, all restrictions and conditions on all restricted stock awards then outstanding shall automatically lapse and be deemed terminated or satisfied, as applicable.

Transferability of Awards.  Unless otherwise provided by the Compensation Committee, awards are generally nontransferable, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order, and, during the life of a holder of an award, shall be exercisable only by such holder.

Termination of Employment.  The Compensation Committee shall determine the effect on an award due to the disability, death, termination or other cessation or change in the employment or other status of a participant in the 2009 Incentive Plan and the extent to which the participant or the participant’s legal representative may exercise rights under the award.

Tax Withholding.  A participant in the 2009 Incentive Plan must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of shares of stock subject to an award. Payment of withholding obligations is due before the Company will issue any shares of stock on exercise or release from forfeiture of an award or, if the Company so requires, at the same time as is payment of the exercise price unless the Company determines otherwise.

Amendment of Awards and the 2009 Incentive Plan.  The Compensation Committee may amend, modify or terminate any outstanding award; provided, however, that no outstanding award may be amended to reduce the exercise price of a stock option, SAR or other similar award. Consent by a participant to any amendment shall be required unless the Compensation Committee determines that the action would not materially and adversely affect the participant’s rights under the Plan.

The Compensation Committee may amend, suspend or terminate the 2009 Incentive Plan or any portion of the plan at any time; provided that if at any time the approval of the Company’s stockholders is required as to any modification or amendment under Section 422 of the Code with respect to incentive stock options, the Compensation Committee may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the 2009 Incentive Plan shall apply to, and be binding on the holders of, all awards outstanding under the plan at the time the amendment is adopted, provided the Compensation Committee determines that such amendment does not materially and adversely affect the rights of participants under the plan.

Acceleration.  The Compensation Committee may at any time provide that any award shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part.

Federal Income Tax Consequences

Under current federal tax law, the following are the United States federal income tax consequences generally arising with respect to restricted stock and stock options, stock appreciation rights, and cash awards granted under the 2009 Incentive Plan. The discussion is not a complete analysis of all federal income tax consequences and does not cover all specific transactions which may occur.

Restricted Stock.  In general, no income will be recognized by an award holder for U.S. federal income tax purposes upon the grant of restricted stock. On the date that the restrictions on the shares lapse, the award holder will recognize ordinary income in an amount equal to the fair market value of the shares on that date (minus any amount the award holder paid for the shares). Income recognized by an award holder who is an employee is compensation subject to withholding; as a result, the Company must make the necessary arrangements with the award holder to ensure that the proper amount is withheld. The Company can deduct the amount of income recognized by the award holder, subject to certain limitations. An award holder’s adjusted basis in the stock received is equal to the ordinary income recognized by the award holder. If an award holder thereafter sells the stock, any amount realized over (or under) the adjusted basis of the stock will constitute capital gain (or loss) to the award holder for U.S. federal income tax purposes. If an award holder forfeits an award before the restrictions lapse, the award holder will not recognize gain or loss as a result of such forfeiture.

Upon the grant of restricted stock, an award holder may file an election under Section 83(b) of the Code to accelerate the recognition of ordinary income to the grant date of the award. Such ordinary income is equal to the fair market value of the shares of stock on the grant date (minus any amount the award holder pays for the shares) and is compensation subject to withholding for employees. If an award holder subsequently forfeits the stock or the stock depreciates in value after a Section 83(b) election is filed, the holder will not be eligible for capital loss treatment with respect to the stock.

Incentive Stock Options.  There are no tax consequences associated with the grant or timely exercise of an incentive stock option. If an award holder holds the shares of stock acquired upon the exercise of an incentive stock option for at least one year after exercise and two years after the grant of the option, the holder will recognize capital gain or loss upon sale of the stock equal to the difference between the amount realized on the sale and the exercise price. If the stock is not held for the required period, the award holder will recognize ordinary income upon disposition in an amount equal to the excess of the fair market value of the stock on the date of exercise over the exercise price, up to the amount of the gain on disposition. Any additional gain realized by the holder upon disposition will be capital gain. The excess of the fair market value of stock received upon the exercise of an incentive stock option over the option price for the stock is a preference item for purposes of the alternative minimum tax. An expense deduction by the Company in connection with the exercise of an incentive stock option is not allowed unless the award holder recognizes ordinary income.

Nonqualified Stock Options.  Generally, no income will be recognized by an award holder for U.S. federal income tax purposes upon the grant of a nonqualified stock option. Upon exercise of a nonqualified stock option, the award holder will recognize ordinary income in an amount equal to the excess of the fair market value of the stock on the date of exercise over the exercise price. Income recognized by an award holder who is an employee will be considered compensation subject to withholding at the time the income is recognized; as a result, the Company must make the necessary arrangements with the holder to ensure that the proper amount is withheld. Nonqualified stock options provide the Company with a deduction equal to the amount of income recognized by the award holder, subject to certain limitations. The adjusted basis of stock transferred to an award holder pursuant to the exercise of a nonqualified stock option is the price paid for the stock plus an amount equal to any income recognized by the award holder as a result of the exercise of the option. If an award holder thereafter sells stock acquired upon exercise of a nonqualified stock option, any amount realized over (or under) the adjusted basis of the stock will constitute capital gain (or loss) to the award holder for U.S. federal income tax purposes.

Stock Appreciation Rights.  Generally, no income will be recognized by an award holder for U.S. federal income tax purposes upon the grant of a stand-alone or tandem SAR. Upon exercise of a SAR, the award holder will recognize ordinary income in an amount equal to the excess of the fair market value of the stock on the date of exercise over the exercise price. Income recognized by an award holder who is an employee is compensation subject to withholding at the time the income is recognized; as a result, the Company must make the necessary arrangements with the award holder to ensure that the proper amount is withheld. SARs provide the Company with a deduction equal to the amount of income recognized by the award holder, subject to certain limitations. The adjusted basis of common stock transferred to an award holder pursuant to the exercise of a SAR is the price paid for the stock plus an amount equal to any income recognized by the award holder as a result of the exercise of the SAR. If an award holder thereafter sells stock acquired upon exercise of a SAR, any amount realized over (or under) the adjusted basis of the stock will constitute capital gain (or loss) to the award holder for U.S. federal income tax purposes.

Cash Awards.  When a cash award is paid or otherwise made available to a participant, the award holder will recognize ordinary income in an amount equal to the cash received or made available. Income recognized by an award holder who is an employee is compensation subject to withholding at the time the cash is received and, therefore, the Company must properly withhold the required tax.

New Plan Benefits

Provided that the stockholders approve the proposed 2009 Incentive Plan, the number of shares of common stock issuable pursuant to the terms of the 2009 Incentive Plan will be available for awards to all eligible participants of the plan. The Board of Directors has not at this time considered or approved any future awards under the 2009 Incentive Plan, and, as a result, the identity of future award recipients and the size and terms of future awards are not known at this time.

Reasons for Shareholder Approval and Threshold

NYSE Rule 303A.08 requires a company listed on the NYSE to seek stockholder approval when the company establishes any plan or other arrangement that provides for the delivery of equity securities of the company to any employee, director or other service provider as compensation for services.

The proposed 2009 Incentive Plan will be approved if holders of a majority of outstanding shares of common stock entitled to vote at the Annual Meeting vote in favor of the proposal.

Consequences of Non-Approval

The Company considers stockholder approval of the 2009 Incentive Plan to be critical to the Company’s ability to retain and attract employees, officers, directors, consultants, and advisors whose services are necessary to carry out the Company’s business plan. If the stockholders do not approve the proposed 2009 Incentive Plan, the Company believes its ability to retain and attract talented personnel will be adversely affected due to the ability of the competitors of the Company to offer long-term equity compensation to talented individuals under equity plans already in place.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE PROPOSED 2009 INCENTIVE PLAN.

EXECUTIVE OFFICERS AND COMPENSATION

Executive Officers

Set forth below is information regarding each of our executive officers as of March 31, 2009:

Name	Age	Position
Tom L. Ward	49	Chairman, Chief Executive Officer and President
Dirk M. Van Doren	49	Executive Vice President and Chief Financial Officer
Matthew K. Grubb	45	Executive Vice President and Chief Operating Officer
Rodney E. Johnson	52	Executive Vice President — Reservoir Engineering
Todd N. Tipton	53	Executive Vice President — Exploration
Wayne C. Chang	47	Senior Vice President — Midstream
Randall D. Cooley	55	Senior Vice President — Accounting
Richard J. Gognat	50	Senior Vice President — Land and Legal, General Counsel and Corporate Secretary
Kevin R. White	51	Senior Vice President — Business Development
Mary L. Whitson	48	Senior Vice President — Human Resources
Thomas L. Winton	62	Senior Vice President — Information Technology and Chief Information Officer

Tom L. Ward. Mr. Ward has served as our Chairman and Chief Executive Officer since June 2006 and as our President since December 2006. Biographical information about Mr. Ward can be found above under the heading “Election of Directors — Director Nominees.”

Dirk M. Van Doren. Mr. Van Doren has served as our Executive Vice President and Chief Financial Officer since June 2006. He served in High Yield Research at Goldman Sachs from 1999 until May 2006. Mr. Van Doren graduated from Colgate University in 1981 with a Bachelor of Arts degree in Political Science and International Relations and earned a Master of Business Administration degree from Duke University, The Fuqua School of Business in 1985.

Matthew K. Grubb. Mr. Grubb has served as our Executive Vice President and Chief Operating Officer since June 2007. Prior to this, he had served as our Executive Vice President — Operations since August 2006. Mr. Grubb was employed by Samson Resources beginning in 1995 and served as Division Operations Manager of East Texas and Southeast U.S. Regions for Samson Resources from 2002 through July 2006. Mr. Grubb earned a Bachelor of Science degree in Petroleum Engineering in 1986 and a Master of Science degree in Mechanical Engineering in 1988, both from Texas A&M University.

Rodney E. Johnson. Mr. Johnson joined us as Vice President of Reservoir Engineering in January 2007 and was promoted to Senior Vice President — Reservoir Engineering in June 2007 and then to Executive Vice President — Reservoir Engineering in January 2009. He most recently served as Manager of Reservoir Engineering over Texas and Louisiana Regions for Chesapeake Energy Corporation from October 2003 through December 2006. Prior to this, Mr. Johnson served as Manager of Technology for Aera Energy LLC (a joint venture of Exxon Mobil Corporation and Royal Dutch Shell plc) where he held positions of increasing importance from 1996 through September 2003. Mr. Johnson graduated from Wichita State University in 1980 with a Bachelor of Science degree in Mechanical Engineering. He has been a registered Professional Engineer since 1988.

Todd N. Tipton. Mr. Tipton joined us as Executive Vice President of Exploration in September 2006. Prior to this, he was Exploration Manager of the Western Division from 2001 through August 2006 for Devon Energy Corporation. He received a Bachelor degree in Geology from The State University of New York at Buffalo in 1977 and completed an executive development program at The Johnson Graduate School of Management at Cornell University. Mr. Tipton is a member of the Rocky Mountain Association of Geologists and a member of the Independent Petroleum Association of Mountain States.

Wayne C. Chang. Mr. Chang joined us as Vice President — Midstream in February 2007 and was promoted to Senior Vice President — Midstream in January 2009. Over the past twenty-four years, Mr. Chang has worked for diversified oil and gas companies such as ConocoPhillips and Chesapeake Energy Corporation. His work experiences have been focused within the midstream sector, having held management positions in engineering, construction, operations and business development. Prior to his arrival at SandRidge, Mr. Chang was the Director of Producer Services for Enogex, Inc., the largest gas gatherer and intrastate transporter of gas in the State of Oklahoma. Mr. Chang graduated from the University of Oklahoma with a Bachelor of Science Degree in Chemical Engineering in 1984.

Randall D. Cooley. Mr. Cooley joined us as Vice President — Accounting in November 2006, upon acquisition of NEG Oil & Gas LLC and was promoted to Senior Vice President — Accounting in January 2008. Prior to joining SandRidge, Mr. Cooley served as the senior financial officer with National Energy Group, Inc., having held the position of Vice President and Chief Financial Officer from March 2003 to November 2006. Mr. Cooley earned a Bachelor of Science in Business Administration, with a major in Accounting, from the University of Southern Mississippi in 1978 and is a Certified Public Accountant.

Richard J. Gognat. Mr. Gognat has served as our Senior Vice President — Land and Legal, General Counsel and Corporate Secretary since June 2008. Prior to this, Mr. Gognat was employed by DCP Midstream (a joint venture of ConocoPhillips and Spectra Energy Corp.) and its predecessors since 1994, most recently as Assistant General Counsel and Assistant Secretary. Mr. Gognat received a Bachelor of Science degree in Business Administration from Regis University in 1982 and a Juris Doctorate from the University of Tulsa College of Law in 1989.

Kevin R. White. Mr. White joined us as Senior Vice President — Business Development in January 2008. Prior to joining SandRidge, he worked for six years as a consultant in the oil and gas industry. Mr. White served as Executive Vice President of Corporate Development and Strategic Planning for Louis Dreyfus Natural Gas from 1993 until the company was sold in 2001. He attended Oklahoma State University, receiving his Bachelor of Science degree in Accounting in 1979 and a Master of Science degree in Accounting and his Certified Public Accountant qualification in 1980.

Mary L. Whitson. Ms. Whitson has served as our Senior Vice President — Human Resources since September 2006. Ms. Whitson was the Vice President — Human Resources for Chesapeake Energy Corporation through August 2006, where she held human resources management positions of increasing responsibility for more than eight years. She attended Oklahoma State University and received a Bachelor of Science degree from the University of Central Oklahoma in 1996. Certified as a Senior Professional in Human Resources (SPHR), Ms. Whitson is a graduate of Leadership Oklahoma City Class XXIV and currently serves as a member of the board of directors for the YWCA of Oklahoma City.

Thomas L. Winton. Mr. Winton has served as our Senior Vice President — Information Technology and Chief Information Officer since May 2006. Prior to joining us, Mr. Winton served as Senior Vice President and Chief Information Officer for Chesapeake Energy Corporation from July 1998 until retiring in July 2005. Mr. Winton obtained a Bachelor of Science degree in Mathematics from Oklahoma Christian University in 1969, a Master of Mathematics degree from Creighton University in 1973, and Masters degree in Business Administration from the University of Houston in 1980. Mr. Winton also completed the Tuck Executive Program, Tuck School of Business, Dartmouth College in 1987.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (1) provides an overview of our compensation policies and programs; (2) explains our compensation objectives and practices with respect to our executive officers; and (3) summarizes the elements of compensation for each of the individuals identified in the following table, whom we refer to in this Compensation Discussion and Analysis as our “named executive officers.”

Name	Principal Position
Tom L. Ward	Chairman, Chief Executive Officer and President
Dirk M. Van Doren	Executive Vice President and Chief Financial Officer
Matthew K. Grubb	Executive Vice President and Chief Operating Officer
Todd N. Tipton	Executive Vice President — Exploration
Rodney E. Johnson	Executive Vice President — Reservoir Engineering
Larry K. Coshow(1)	Executive Vice President — Land (former)

(1)	Mr. Coshow resigned as an officer on March 25, 2008, and his employment with the Company terminated effective April 4, 2008.

General

Our compensation philosophy and the objectives of our compensation program are designed to provide our executive officers, including our named executive officers, compensation consisting of (i) annual base salaries in amounts that are competitive in the marketplace and recognize the relative level of responsibility of each officer, (ii) discretionary semi-annual cash bonus awards based on Company and individual performance, and (iii) incentive compensation in the form of restricted stock awards to provide potential for the increased returns associated with a high growth company and align the interests of our executive officers with those of our stockholders.

Additionally, we have entered into written employment agreements with our executive officers to help ensure the retention of our executive officers in a competitive marketplace.

The Compensation Committee reviews executive officer compensation on a semi-annual basis, typically in December and June of each year, and approves adjustments as it deems appropriate. Mr. Ward provides the Compensation Committee with detailed analyses and recommendations regarding each element of executive officer compensation, including formal benchmarking and peer group comparisons. Prior to June 2008, the data used for benchmarking and comparison purposes was assembled internally by management. For the June and December 2008 compensation reviews, the data was provided by an independent compensation consulting firm, Longnecker & Associates (“Longnecker”), which was retained by the Compensation Committee to perform an analysis of compensation paid by exploration and production companies similar to us in revenues, total assets, and market capitalization and to advise the Compensation Committee when consulted regarding potential changes, if any, to our compensation program. Longnecker performs no other consulting services for us other than studies related to our compensation program.

No named executive officer other than Mr. Ward assumes an active role in the evaluation, design or administration of our compensation program.

Executive Compensation Program

We have built a strong, experienced senior management team, which we believe is necessary to execute our business plan and meet the reporting requirements of a public company. A number of our named executive officers have joined the Company since 2006, and we recruited those officers, as well as others, in a period of intense competition for experienced exploration and production company executives. Accordingly, our compensation philosophy has been established to reinforce our ability to attract, retain and motivate top talent and support SandRidge’s position as an employer of choice in the oil and gas industry. Our competitive compensation package strengthens SandRidge’s ability to strategically and opportunistically attract executive officers by offering competitive cash compensation packages with the potential for the increased returns associated with equity ownership in a high-growth company. The retention aspect of our program creates value to our Company and stockholders through the continuity we maintain in our leadership and operations.

Our management and Compensation Committee have established a methodology that focuses on an assessment of individual and Company performance measures, professional judgment and competitive benchmarking to ensure our executive compensation program supports our overall compensation philosophy and objectives.

Assessment of Company and Individual Performance.  Our Compensation Committee evaluates several Company and individual performance elements when determining the size of incentive payouts for our executive officers. Considerations may include achievements with regard to reserve and production growth, finding and development costs, lease operating expenses, financial performance of the Company, risk management, successful completion of major projects, individualized performance of the executive officer and the performance of the executive’s departmental unit. These elements are not specifically weighted in determining the amount of the incentive payouts because the relative importance of each element may change from year to year and the responsibilities of each executive officer as they contribute to the achievement of any particular objective may vary.

We do not currently base executive officer compensation decisions on pre-established performance targets as most of the applicable operational and financial performance measures are contingent upon the prices we receive or expect to receive from the sale of natural gas. Natural gas prices are volatile and often driven by factors that are beyond the control of our executive officers. Therefore, compensation decisions based on the attainment of established financial and operational performance measures and targets would often not reflect the actual performance of our executive officers.

When making decisions about executive officer compensation, our Compensation Committee analyzes each executive officer’s effectiveness in managing the organization’s operations and financial results in light of the volatility associated with oil and natural gas prices. The committee’s analysis involves a thorough consideration of each executive officer’s performance with respect to the factors listed above using a comprehensive approach. No one factor is given more weight over any of the other factors.

Competitive Benchmarking.  Our Compensation Committee compares pay practices for our executive officers against other companies in our industry to assist it in the review and comparison of each element of compensation for our executive officers. This practice recognizes that (1) our compensation practices must be competitive in the marketplace and (2) marketplace information is a significant factor that should be considered when assessing the forms and amounts of compensation provided to our executive officers.

For the purpose of the Compensation Committee’s review of compensation paid to our executive officers in 2008, the committee reviewed information assembled internally by management and by Longnecker, which consisted of the executive compensation programs of Anadarko Petroleum Corporation, Apache Corporation, ATP Oil & Gas Corporation, Chesapeake Energy Corporation, Devon Energy Corporation, Denbury Resources Inc., EOG Resource, Inc., Forest Oil Corporation, Mariner Energy, Inc., Newfield Exploration Company, Noble Energy, Inc., Petrohawk Energy Corporation, Pioneer Natural Resources Company, Plains Exploration & Production Company, Quicksilver Resources Inc., Range Resources Corporation, Southwestern Energy Company, Ultra Petroleum Corp. and XTO Energy Inc. We refer to the companies whose compensation program information was used by the Compensation Committee collectively as our “Peer Companies.”

We believe the complexities of our operations and business plan, and, therefore, the skills needed of our executive officers, are greater than those of many companies with comparable total revenues. Therefore, we at times target compensation levels of certain of our Peer Companies that are significantly larger or more developed. Our Compensation Committee believes that targeting this level of compensation helps to meet our overall executive compensation philosophy and objectives outlined above. We have positioned our compensation practices strategically within range of the compensation practices of our Peer Companies to recognize the high degree of responsibility and quality of our executive management team. Our Compensation Committee may periodically review and update the group of companies that comprise our Peer Companies in order to continually make informed decisions regarding our executive compensation program.

Elements of our Executive Compensation Program

Base Salaries.  We provide our executive officers with annual base salaries to compensate them for services rendered during the year. Our philosophy is to establish base salaries that are competitive with our Peer Companies. In addition to providing a base salary that is competitive with the market, the base salaries of our executive officers are established to accurately reflect the relative importance of each individual’s position within our organization.

The Compensation Committee reviews each executive officer’s base salary in June and December of each year. The Compensation Committee’s June and December reviews consist of assessing Mr. Ward’s recommendations regarding each executive officer’s salary, including his own, and evaluating the recommendations in light of the Peer Company benchmarking information provided to the committee.

Factors the Compensation Committee considers when determining semi-annual salary adjustments include:

•	the responsibilities of the executive officer;

•	the period over which the executive officer has performed these responsibilities;

•	the scope, level of expertise and experience required for the executive officer’s position and the period during which the officer has performed these responsibilities;

•	the strategic impact of the officer’s position; and

•	the potential future contribution and demonstrated individual performance of the officer.

In addition, salary adjustments are made based on our overall performance and competitive market conditions. Although no formulaic weighting is assigned to any one of these factors, significant emphasis is placed on current market levels and the individual’s skills, seniority and previous industry experience, which are evaluated on a case-by-case basis.

The Compensation Committee evaluated Mr. Ward’s recommendations related to the base salaries of our executive officers for the compensation reviews conducted in December 2007 and June and December 2008. Following discussion and analysis of the factors discussed above, and after appropriate adjustments, the members of the Compensation Committee approved the base salaries of our executive officers, including the payments to our named executive officers reflected in the Summary Compensation Table below.

Cash Bonus Awards.  In addition to competitive base salaries, we provide our executive officers semi-annual cash bonuses intended to encourage the attainment of our near and long-term strategic, operational and financial goals and individual performance measures. The payment of semi-annual bonuses also encourages executive officer retention and continuity because an executive officer must be employed by us on the relevant bonus payment date in order to receive his or her bonus payment.

Our Compensation Committee reviews cash bonus award levels for our executive officers based on the recommendations of Mr. Ward. Cash bonus awards are based on a subjective evaluation of the performance of the Company and the individual over the previous six months in light of the considerations described above. Currently, we give greater consideration to strategic and operational performance, rather than financial performance, as strategic and operational performance most directly result in long term value to our stockholders. Performance was evaluated in the following areas: the successful completion of particular projects; productivity unique to an officer’s responsibilities; management of an officer’s budgetary responsibilities; the acquisition and implementation of new technical knowledge; individual accomplishments that further Company objectives; and performance of functional responsibility.

Cash bonuses are discretionary and not awarded pursuant to a formal plan or an agreement with any executive officer. Additionally, cash bonuses are not awarded based on specific Company or individual performance criteria or targets. We believe the discretionary and subjective approach taken by the Compensation Committee in addition to the various factors considered by the committee in its decision-making process help to mitigate the incentive an executive officer may have to take excessive risk to increase his or her potential cash bonus.

The Compensation Committee evaluated Mr. Ward’s bonus recommendations for the compensation reviews conducted in December 2007 and June and December 2008. Following discussion and analysis of the factors discussed above, and after appropriate adjustments, the members of the Compensation Committee approved the cash bonus awards for our executive officers, including the payments to our named executive officers reflected in the Summary Compensation Table below.

Restricted Stock Grants.  Our Board of Directors has the discretion to grant restricted stock under our 2005 Stock Plan (and if approved by the stockholders, under the 2009 Incentive Plan) pursuant to our restricted stock awards program. Our restricted stock awards are granted on a semi-annual basis and typically vest over a four-year period. We believe these awards help us to attract highly qualified individuals by providing the potential for the increased returns associated with a high growth company and better aligns the interests of our named executive officers with those of our stockholders. In addition, the gradual vesting period of these awards serves as a tool for the retention of our employees, including our executive officers.

Grants of restricted stock are based on a subjective evaluation of the same factors that are used to determine the base salary levels described above taking into consideration the Peer Company benchmarking information provided to the Compensation Committee. In addition, the Compensation Committee considers the cost of such equity awards, the potential impact on dilution and the relative value in relation to the other components of the executive compensation program.

Other Benefits

We also provide our executive officers the following forms of compensation:

Health and Welfare Benefits.  Our executive officers are eligible to participate in medical, dental, vision, disability and life insurance to meet their health and welfare needs. These benefits are provided to assure that we are able to maintain a competitive position in terms of attracting and retaining officers and other employees. This is a fixed component of compensation and the benefits are provided on a non-discriminatory basis to all of our employees.

Perquisites and Other Personal Benefits.  We believe that the total mix of compensation and benefits provided to our executive officers is competitive and perquisites should generally not play a large role in our executive officers’ total compensation. As a result, the perquisites and other personal benefits we provide to our executive officers are limited. Under the terms of Mr. Ward’s employment agreement, we pay the fees and expenses related to one country club membership in Oklahoma City, Oklahoma. In addition, Mr. Ward receives accounting support from certain employees for his personal investments. Mr. Ward reimburses us for half of each such accounting support employee’s annual salary and bonus. We have also agreed to provide access to an aircraft at our expense for the personal travel of Mr. Ward and his family and guests who accompany him or them. If Mr. Ward does not accompany his family or guests, he reimburses us for the variable costs of the use of such aircraft. Variable costs include fuel, pilot charges, landing fees, hourly charges under co-ownership arrangements and other such costs. Mr. Ward will pay all personal income taxes accruing as a result of aircraft use for personal travel.

Retirement Plan.  We maintain a 401(k) retirement plan for the benefit of all of our executive officers and employees on a non-discretionary basis. Under the plan, eligible employees may elect to defer a portion of their earnings up to the annual maximum allowed by regulations promulgated by the Internal Revenue Service. We make matching contributions equal to 100% on the first 15% of employee deferred wages. Matching contributions are made in shares of our common stock. To be eligible to participate in the 401(k)

retirement plan, an employee must be at least 21 years of age and have completed not less than two months of continuous employment. Enrollment is conducted on a quarterly basis.

Nonqualified Deferred Compensation Plan.  We maintain a nonqualified deferred compensation plan (“NQDC Plan”) to provide our executive officers and other eligible employees flexibility for meeting their future income needs and assisting them in their retirement planning. Under the terms of the plan, eligible employees are provided the opportunity to defer income in excess of the Internal Revenue Service annual limitations on qualified 401(k) retirement plans.

Under the NQDC Plan, we may make discretionary contributions to the deferred compensation account of each participant. In 2008, the Board of Directors approved matching contributions for the plan equal to 100% of employee contributions up to 15% of the employee’s annual cash compensation minus any matching contributions made under the 401(k) retirement plan. Matching contributions are made with our common stock.

Employment Agreements, Severance Benefits and Change in Control Provisions

Employment Agreements of our Named Executive Officers.  We maintain employment agreements with our named executive officers to help ensure the retention of our executive officers in a competitive marketplace. These agreements are described in more detail below. Please read “— Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements.” These agreements provide for severance compensation to be paid if the employment of the named executive officer is terminated under certain conditions, such as a change in control or termination without cause, each as defined in the agreements.

The employment agreements between us and our named executive officers and the related severance provisions are designed to meet the following objectives:

•	Change in Control. In certain scenarios, the potential to merge with, or be acquired by, another company may be in the best interest of our stockholders. As a result, we have agreed to provide severance compensation to our named executive officers if employment is terminated following a change in control transaction in recognition of the fact that our named executive officers may take actions in the best interest of our stockholders that ultimately lead to the termination of their employment.

•	Termination without Cause. If we terminate any of our named executive officers’ employment without cause, we are obligated to pay certain compensation and other benefits to the terminated named executive officer. We believe these payments are appropriate because they represent the general market triggering events found in employment agreements of companies against whom we compete for executive-level talent. We also believe it is beneficial for us and our named executive officers to a have mutually agreed upon severance package in place prior to any termination event, which we believe provides us with more flexibility to make a change in senior management if such a change is in our and our stockholders’ best interest.

Other Matters

Stock Ownership Guidelines and Hedging Prohibition.  We do not currently have ownership requirements or a stock retention policy for our named executive officers in general. However, Mr. Ward’s employment agreement requires the value of the shares of our common stock that he beneficially owns to remain above 500% of his annual salary and bonus. Based on Mr. Ward’s salary and bonus paid during 2008, the current price of our common stock and Mr. Ward’s current share ownership levels, he is well above the required holding amount. We do not have a policy that restricts our executive officers from limiting their economic exposure to our stock. We will continue to periodically review best practices and re-evaluate our position with respect to stock ownership and hedging guidelines.

Tax Treatment of Executive Compensation Decisions.  Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1,000,000 paid to our principal executive officer, our principal financial officer or any of the three other most highly compensated executive officers, unless the compensation qualifies as “performance-based compensation.” In order to be deemed performance-based compensation, the compensation must be based, among other things, on the achievement of pre-established, objective performance criteria and must be pursuant to a plan that has been approved by our stockholders. Our Compensation Committee considers the impact of Section 162(m) when making compensation decisions and attempts to preserve the tax deductibility of executive compensation when doing so is consistent with the committee’s overall compensation philosophy and in the Company’s best interest. However, the Compensation Committee may award nondeductible compensation when it believes that such awards are in the Company’s best interest, balancing short term tax efficiency with the Company’s long term strategic objectives.

Changes to Executive Compensation Due to Market Conditions.  As of the date of this Proxy Statement, current economic conditions and the current financial institution crises has not affected how we evaluate executive compensation. However, we are mindful of the current state of the United States and world economies and continue to evaluate whether adjustments to executive compensation are appropriate in light of the circumstances.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the disclosure set forth above under the heading “Compensation Discussion and Analysis” with management and, based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

Compensation Committee Members in 2008

William A. Gilliland
Stuart W. Ray*
D. Dwight Scott
Roy T. Oliver, Jr.

* No longer a member of the Compensation Committee

Summary Compensation

The following table sets forth the compensation of the named executive officers for each of the fiscal years ended December 31, 2006, 2007 and 2008.

Summary Compensation Table

				Stock	All Other
Name and Principal Position	Year	Salary	Bonus	Awards(7)	Compensation(8)	Total
Tom L. Ward	2008	$1,185,680	$1,050,000	$5,793,365	$1,286,898	$9,315,943
Chairman, Chief	2007	$1,078,023	$1,450,000	$2,210,137	$771,936	$5,510,096
Executive Officer and	2006	$526,124	$950,000	—	$270,740	$1,746,894
President(1)
Dirk M. Van Doren	2008	$567,135	$735,000	$1,203,230	$200,504	$2,705,869
Executive Vice President	2007	$476,374	$650,000	$370,137	$69,580	$1,566,091
and Chief Financial	2006	$251,923	$225,000	$72,512	$7,961	$557,396
Officer(2)
Matthew K. Grubb	2008	$515,591	$460,000	$775,403	$121,620	$1,872,614
Executive Vice President	2007	$426,236	$400,000	$192,815	$44,576	$1,063,627
and Chief Operating	2006	$136,250	$150,000	$34,226	$165,944	$486,420
Officer(3)
Todd N. Tipton	2008	$357,115	$270,000	$389,124	$90,538	$1,106,777
Executive Vice	2007	$313,393	$210,000	$189,251	$444,961	$1,157,605
President — Exploration(4)	2006	$71,539	$100,000	$32,024	$1,538	$205,101
Rodney E. Johnson	2008	$317,056	$277,200	$222,697	$65,153	$882,106
Executive Vice President —	2007	—	—	—	—	—
Reservoir Engineering(5)	2006	—	—	—	—	—
Larry K. Coshow	2008	$115,646	—	$643,608	$343,459	$1,102,713
Executive Vice	2007	$300,824	$200,000	$132,139	$45,230	$678,193
President — Land(6)	2006	$95,769	$100,000	$27,800	$104	$223,673

(1)	Mr. Ward was appointed as our Chairman and Chief Executive Officer on June 8, 2006. Prior to this date, he received no compensation from us.

(2)	Mr. Van Doren was appointed as our Executive Vice President and Chief Financial Officer on June 8, 2006 and began receiving compensation effective May 15, 2006. Prior to this date, he received no compensation from us.

(3)	Mr. Grubb became an employee on August 1, 2006. Prior to this date, he received no compensation from us.

(4)	Mr. Tipton became an employee on September 28, 2006. Prior to this date, he received no compensation from us.

(5)	Mr. Johnson became an employee on January 24, 2007. He qualified as a named executive officer for the first time in 2008.

(6)	Mr. Coshow resigned as an officer on March 25, 2008, and his employment with the Company terminated effective April 4, 2008. Mr. Coshow qualified as a named executive officer in 2008 as a result of severance compensation paid to him. See “— Potential Payments Upon Termination or Change in Control” below for a discussion of payments made to Mr. Coshow as a result of his termination.

(7)	This column includes the dollar amount of compensation expense we recognized for the fiscal years ended December 31, 2006, 2007 and 2008 in accordance with FAS 123R. Pursuant to the rules and regulations of the SEC, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by our named executive officers. See “— Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” below for a description of the material features of these awards.

(8)	Each of the Company’s named executive officers other than Mr. Ward periodically uses tickets for Oklahoma City Thunder professional basketball games that are provided to the Company in connection with the sponsorship arrangement discussed on page 36. However, no incremental cost is associated with such tickets. All Other Compensation for which the Company incurred incremental costs consists of the following:

						Company
		Club			Life	Matching	Deferred	Relocation
		Membership	Accounting	Aircraft	Insurance	Contributions to	Compensation	Expenses
Name	Year	Dues	Support(a)	Use(b)	Premiums	401(k) Plan	Match	or Bonus	Severance(c)	Total
Tom L. Ward	2008	$3,387	$759,611	$193,184	$774	$15,500	$314,442	—	—	$1,286,898
	2007	$5,906	$463,973	$144,039	$230	$15,500	$142,288	—	—	$771,936
	2006	$2,926	$145,043	$122,598	$173	—	—	—	—	$270,740
Dirk M. Van Doren	2008	$5,920	—	$2,070	$774	$15,500	$176,240	—	—	$200,504
	2007	—	—	$984	$230	$15,500	$52,866	—	—	$69,580
	2006	—	—	—	$173	$7,788	—	—	—	$7,961
Matthew K. Grubb	2008	—	—	—	$774	$15,500	$105,346	—	—	$121,620
	2007	—	—	—	$230	$15,500	$28,846	—	—	$44,576
	2006	—	—	—	$173	—	—	$165,771	—	$165,944
Todd N. Tipton	2008	—	—	—	$774	$20,500	$69,264	—	—	$90,538
	2007	—	—	—	$230	$20,500	$24,231	$400,000	—	$444,961
	2006	—	—	—	$104	$1,434	—	—	—	$1,538
Rodney E. Johnson	2008	—	—	—	$774	$20,500	$43,879	—	—	$65,153
	2007	—	—	—	—	—	—	—	—	—
	2006	—	—	—	—	—	—	—	—	—
Larry K. Coshow	2008	—	—	—	$258	$20,500	$13,701		$309,000	$343,459
	2007	—	—	—	$230	$15,500	$29,500	—	—	$45,230
	2006	—	—	—	$104	—	—	—	—	$104

(a)	Value based on costs related to accounting support from our employees for Mr. Ward’s personal investments. These costs include 50% of the salaries and bonuses paid to the employees primarily engaged in providing these services and 100% of the costs of the benefits the Company provides to these employees.

(b)	Value based on the incremental cost calculated per hour of personal use by the named executive officer or his family.

(c)	Mr. Coshow resigned as an officer on March 25, 2008 and resigned his employment with us effective April 4, 2008. See “— Potential Payments Upon Termination or Change in Control” below for a discussion of payments made to Mr. Coshow as a result of his termination.

Grants of Plan-Based Awards

The following table sets forth information about each grant of an award made to our named executive officers in 2008 under our 2005 Stock Plan pursuant to our restricted stock awards program.

Grants of Plan-Based Awards for the Year Ended December 31, 2008

		All Other Stock
		Awards: Number of
Name	Grant Date	Shares of Stock
Tom L. Ward	January 10, 2008	234,375
	July 11, 2008	136,364
Dirk M. Van Doren	January 10, 2008	45,000
	July 11, 2008	45,000
Matthew K. Grubb	January 10, 2008	37,500
	July 11, 2008	37,500
Todd N. Tipton	January 10, 2008	13,500
	July 11, 2008	13,500
Rodney E. Johnson	January 10, 2008	10,000
	July 11, 2008	10,000
Larry K. Coshow(1)	January 10, 2008	8,000
	July 11, 2008	—

(1)	Mr. Coshow resigned as an officer on March 25, 2008, and his employment with the Company terminated effective April 4, 2008.

Disclosure Related to Summary Compensation Table and Grants of Plan-Based Awards Table

The following is a discussion of material factors necessary to gain an understanding of the information disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards Table.

Employment Agreements

Employment Agreement of Tom L. Ward.  Mr. Ward serves as our President and Chief Executive Officer under the terms of an employment agreement that automatically renews each year on the anniversary of the effective date for a successive three-year term unless either party gives written notice to terminate the agreement. The agreement entitles Mr. Ward to a base salary of not less than $950,000, subject to increase at the discretion of the Board of Directors, and the opportunity to earn a cash bonus to be determined in the sole discretion of the Board of Directors or any compensation committee of the board. The employment agreement also describes the following forms of compensation to be provided to Mr. Ward:

•	half of the salaries and bonuses we pay to our employees that provide accounting support for his personal investments;

•	the fees and expenses related to one country club membership in Oklahoma City, Oklahoma;

•	use of the Company’s aircraft for the personal travel for himself and his family and guests who accompany him; and

•	participation in all of our benefit plans and programs.

Mr. Ward’s employment agreement also contains non-competition and confidentiality provisions in the event Mr. Ward’s employment with us is terminated and further includes provisions governing the payment of severance benefits if his employment is terminated by us without cause or in connection with a change in control. The agreement also addresses termination due to Mr. Ward’s death or disability. For a description of these payments, please read “— Potential Payments Upon Termination or Change in Control” below.

Additionally, if any of the payments or benefits described above are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), Mr. Ward is entitled to receive a gross-up payment equal to the amount of excise tax imposed plus all taxes imposed on the gross-up payment.

Employment Agreements of our Other Named Executive Officers.  Each of our other named executive officers serves as an officer under the terms of an employment agreement. The employment agreements with each of Messrs. Van Doren, Grubb and Tipton are effective as of January 1, 2008 and provide for an initial two-year term that automatically extends for an additional one-year term on the expiration date of the agreement, unless terminated in accordance with its terms. The employment agreement of Mr. Johnson is effective as of January 1, 2009 and provides for an initial one-year term that automatically extends for an additional one-year term on the expiration date of the agreement, unless terminated in accordance with its terms. Pursuant to each of these employment agreements, we have agreed to pay an annual base salary equal to or greater than the minimum amount set forth in each respective agreement as follows: Mr. Van Doren — $550,00; Mr. Grubb — $500,000; Mr. Tipton — $345,000; and Mr. Johnson — $344,500. In addition to base salary, the terms of the agreements provide for (i) additional bonus compensation, to be determined in our sole discretion, (ii) awards of restricted stock under and subject to our equity compensation plans, and (iii) benefits under all other benefit plans generally provided to our other executive officers.

Each employment agreement also includes provisions governing the payment of severance benefits if employment is terminated by us without cause or in connection with a change of control. Each agreement also addresses termination due to death or disability. For a description of these payments, please read “— Potential Payments Upon Termination or Change in Control” below.

Mr. Coshow served as our Executive Vice President — Land under the terms of an employment agreement with a term expiring on September 2, 2008. Mr. Coshow resigned as an officer on March 25, 2008, and his employment with the Company terminated effective April 4, 2008. See “— Potential Payments Upon

Termination or Change in Control” below for a discussion of payments made to Mr. Coshow as a result of his termination.

2005 Stock Plan

Prior to the initial public offering of our common stock in November 2007, we assumed the Riata 2005 Stock Plan (the “2005 Stock Plan”). The 2005 Stock Plan authorizes the granting of stock options to purchase common stock, stock appreciation rights, restricted stock, phantom stock and other equity-based awards to our employees, directors and consultants. In addition, the 2005 Stock Plan authorizes cash-denominated awards that may be settled in cash, stock or any combination thereof. The purpose of the 2005 Stock Plan is to attract, retain and provide incentives to our officers, other associates, directors and consultants and to thereby increase overall stockholder value. Only awards of restricted stock are currently made under the terms of the 2005 Stock Plan, and we do not currently anticipate making awards in any other form.

Restricted stock awards are grants of common stock made to eligible persons subject to restrictions, terms and conditions as established by the Compensation Committee. The grants of restricted stock are issued and outstanding shares from the date of the grant but are subject to forfeiture. An eligible person will become the holder of shares of restricted stock free of all restrictions if he or she complies with all restrictions, terms and conditions. Otherwise, the shares will be forfeited back to the Company. In most cases, holders of outstanding shares of restricted stock will not have the right to vote the shares of restricted stock until all restrictions, terms and conditions are satisfied.

The 2005 Stock Plan authorizes 7,074,252 shares of common stock to be used for awards. As of March 31, 2009, 1,666,988 shares, representing 1% of the outstanding shares of our common stock, are available to be used for future awards. If an award made under the 2005 Stock Plan expires, terminates or is forfeited, cancelled, settled in cash without issuance of shares of common stock covered by the award, or if award shares are used to pay for other award shares, those shares will be available for future awards under the 2005 Stock Plan.

Outstanding Equity Awards Value at Fiscal Year-End

The following table reflects all outstanding equity awards held by each of our named executive officers as of December 31, 2008:

Outstanding Equity Awards as of December 31, 2008

	Stock Awards
	Number of		Market Value of
	Shares or Units		Shares or Units of
	of Stock That		Stock That Have
Name	Have Not Vested		Not Vested(1)
Tom L. Ward	839,489	(2)	$5,162,857
Dirk M. Van Doren	170,000	(3)	$1,045,500
Matthew K. Grubb	108,750	(4)	$668,813
Todd N. Tipton	57,000	(5)	$350,550
Rodney E. Johnson	31,250	(6)	$192,188
Larry K. Coshow	—	(7)	$—

(1)	Valuations are based on $6.15 per share, which was the last trading price for a share of our common stock on the NYSE on December 31, 2008.

(2)	Includes 225,000 shares of the 300,000 shares of restricted stock granted January 10, 2007, the terms of which provide for vesting in 25% increments on the 10th day of January in each of the years 2008, 2009, 2010 and 2011; 243,750 shares of the 325,000 shares of restricted stock granted July 11, 2007, the terms of which provide for vesting in 25% increments on the 11th day of July in each of the years 2008, 2009, 2010 and 2011; 234,375 shares of restricted stock granted January 11, 2008, the terms of which provide for vesting in 25% increments on the 11th day of January in each of the years 2009, 2010, 2011 and 2012; and 136,364 shares of restricted stock granted July 11, 2008, the terms of which provide for vesting in 25% increments on the 11th day of July in each of the years 2009, 2010, 2011 and 2012.

(3)	Includes 5,000 shares of the 10,000 shares of restricted stock granted July 1, 2006, the terms of which provide for vesting in 25% increments on the 1st day of July in each of the years 2007, 2008, 2009 and 2010; 30,000 shares of the 40,000 shares of restricted stock granted January 10, 2007, the terms of which provide for vesting in 25% increments on the 10th day of January in each of the years 2008, 2009, 2010 and 2011; 45,000 shares of the 60,000 shares of restricted stock granted July 11, 2007, the terms of which provide for vesting in 25% increments on the 11th day of July in each of the years 2008, 2009, 2010 and 2011; 45,000 shares of restricted stock granted January 11, 2008, the terms of which provide for vesting in 25% increments on the 11th day of January in each of the years 2009, 2010, 2011 and 2012; and 45,000 shares of restricted stock granted July 11, 2008, the terms of which provide for vesting in 25% increments on the 11th day of July in each of the years 2009, 2010, 2011 and 2012.

(4)	Includes 15,000 shares of the 20,000 shares of restricted stock granted January 10, 2007, the terms of which provide for vesting in 25% increments on the 10th day of January in each of the years 2008, 2009, 2010 and 2011; 18,750 shares of the 25,000 shares of restricted stock granted July 11, 2007, the terms of which provide for vesting in 25% increments on the 11th day of July in each of the years 2008, 2009, 2010 and 2011; 37,500 shares of restricted stock granted January 11, 2008, the terms of which provide for vesting in 25% increments on the 11th day of January in each of the years 2009, 2010, 2011 and 2012; and 37,500 shares of restricted stock granted July 11, 2008, the terms of which provide for vesting in 25% increments on the 11th day of July in each of the years 2009, 2010, 2011 and 2012.

(5)	Includes 18,750 shares of the 15,000 shares of restricted stock granted January 10, 2007, the terms of which provide for vesting in 25% increments on the 10th day of January in each of the years 2008, 2009, 2010 and 2011; 11,250 shares of the 15,000 shares of restricted stock granted July 11, 2007, the terms of which provide for vesting in 25% increments on the 11th day of July in each of the years 2008, 2009, 2010 and 2011; 13,500 shares of restricted stock granted January 11, 2008, the terms of which provide for vesting in 25% increments on the 11th day of January in each of the years 2009, 2010, 2011 and 2012; and 13,500 shares of restricted stock granted July 11, 2008, the terms of which provide for vesting in 25% increments on the 11th day of July in each of the years 2009, 2010, 2011 and 2012.

(6)	Includes 3,750 shares of the 5,000 shares of restricted stock granted January 31, 2007, the terms of which provide for vesting in 25% increments on the 31st day of January in each of the years 2008, 2009, 2010 and 2011; 7,500 shares of the 10,000 shares of restricted stock granted July 11, 2007, the terms of which provide for vesting in 25% increments on the 11th day of July in each of the years 2008, 2009, 2010 and 2011; 10,000 shares of restricted stock granted January 11, 2008, the terms of which provide for vesting in 25% increments on the 11th day of January in each of the years 2009, 2010, 2011 and 2012; and 10,000 shares of restricted stock granted July 11, 2008, the terms of which provide for vesting in 25% increments on the 11th day of July in each of the years 2009, 2010, 2011 and 2012.

(7)	All unvested shares of restricted stock previously awarded to Mr. Coshow vested upon his termination of employment on April 4, 2008 in accordance with the terms of an Employment Separation Agreement we entered into with him on April 14, 2008. See “— Potential Payments Upon Termination or Change in Control” below for a discussion of payments made to Mr. Coshow as a result of his termination.

Option Exercises and Stock Vested

The following table reflects the restricted stock of each of our named executive officers that vested during 2008. No stock options were outstanding or exercised in 2008.

Option Exercises and Stock Vested for the Year Ended December 31, 2008

	Stock Awards
	Number of
	Shares	Value
	Acquired on	Realized on
Name	Vesting	Vesting(1)
Tom L. Ward	156,250	$7,323,125
Dirk M. Van Doren	27,500	$1,401,650
Matthew K. Grubb	11,250	$539,425
Todd N. Tipton	10,000	$424,600
Rodney E. Johnson	3,750	$191,688
Larry K. Coshow	33,000	$1,445,595

(1)	Valuations for all of the named executive officers other than Mr. Coshow are based on the last trading price for a share of our common stock on the NYSE on the applicable vesting date for shares of restricted stock held by a named executive officer. Valuations for Mr. Coshow are based on 3,750 shares of restricted stock vesting on January 10, 2008 at $31.06 per share and 29,250 shares of restricted stock vesting on April 21, 2008 at $45.44 as a result of Mr. Coshow’s termination of employment.

Nonqualified Deferred Compensation

We maintain a nonqualified deferred compensation plan for the benefit of eligible employees, including all of our named executive officers. Under the nonqualified deferred compensation plan, we may make discretionary contributions to the deferred compensation account of each participant. In 2008, the Board of Directors approved matching contributions for the nonqualified deferred compensation plan equal to 100% of employee contributions up to 15% of the employee’s annual cash compensation minus matching contributions made under our 401(k) plan. Matching contributions are made with shares of our common stock. Matching contributions are calculated on behalf of each participant following the end of each calendar quarter. All matching contributions vest at the rate of 25% per year over the four-year period beginning on the date the employee first participates in the plan. The participant must be employed on the last day of the plan year in order to be eligible for vesting of contributions for that plan year.

An active participant of the nonqualified deferred compensation plan shall be fully vested upon the first to occur of the following events: (a) attainment of normal retirement age; (b) death; (c) disability; (d) change in control; or (e) satisfaction of the plan’s vesting requirements.

The maximum employee compensation that can be deferred under our 401(k) plan and the nonqualified deferred compensation plan is a total of 75% of base salary and 75% of eligible cash bonus. Participant contributions to the deferred compensation plan are held in a rabbi trust and are adjusted for earnings and losses based on deemed investment choices selected by the participant from the fund selections made available under the plan. We do not provide guaranteed, above-market or preferential earnings on deferred compensation. The available investment choices mirror many of those primary investment choices available under our 401(k) plan.

No in-service distributions are permitted under the plan unless in the event of an unforeseeable emergency or a change in control of the Company. Upon separation of service of a participant for any reason other than retirement, or if separation of employment is due to retirement after turning age 60 and the participant’s balance does not exceed $50,000, the participant’s balance is paid in a lump sum in cash as soon as practicable following the date of the qualifying distribution event. In the event the separation of employment is due to retirement after turning age 60 and the participant’s balance is in excess of $50,000, the vested balance is paid to the participant in the manner specified by the participant.

Any assets we place in trust to fund future obligations of the nonqualified deferred compensation plan are subject to the claims of creditors in the event of our insolvency or bankruptcy. Participants have no greater rights than those of an unsecured creditor as to their rights to receive payment of deferred compensation in the plan.

The following table sets forth activity under the nonqualified deferred compensation plan in 2008:

	Executive	Registrant	Aggregate	Aggregate	Aggregate Balance
	Contributions in	Contributions in	Earnings in Last	Withdrawals/	at Last Fiscal
Name	Last Fiscal Year	Last Fiscal Year(1)	Fiscal Year	Distributions(2)	Year-End(3)
Tom L. Ward	$320,788	$314,442	$(408,809)	—	$459,422
Dirk M. Van Doren	$179,125	$176,240	$(214,864)	—	$219,452
Matthew K. Grubb	$107,942	$105,346	$(127,586)	—	$150,503
Todd N. Tipton	$118,952	$69,264	$(85,513)	—	$164,314
Rodney E. Johnson	$43,879	$43,879	$(24,687)	—	$49,946
Larry K. Coshow	$15,732	$13,701	$(37,281)	$(48,823)	—

(1)	Matching contributions are made with shares of our common stock and are included as “Other Compensation” in the Summary Compensation Table for the 2008 fiscal year.

(2)	Includes amounts withdrawn and forfeited by Mr. Coshow as a result of his termination of employment effective April 4, 2008.

(3)	Includes amounts included as Other Compensation in the Summary Compensation Table for the 2007 fiscal year equal to $142,288, $52,866, $28,846, $24,231, and $29,500 for each of Messrs. Ward, Van Doren, Grubb, Tipton and Coshow, respectively.

Potential Payments Upon Termination or Change in Control

Severance Under Employment Agreement of Tom L. Ward

Termination Other Than For Cause.  In the event we terminate Mr. Ward’s employment other than for Cause (as defined in Mr. Ward’s employment agreement), Mr. Ward is entitled to receive (1) his base salary in effect on the date of termination during the remaining term of the employment agreement or through the expiration date of the agreement and (2) any vacation pay accrued but unused through the date of termination.

Termination in Connection with Change in Control.  In the event that Mr. Ward’s employment is terminated within one year of a Change in Control event (as defined in the agreement) other than for Cause, death or disability, Mr. Ward is entitled to receive (1) a single, lump sum severance payment within ten days of termination equal to three times his base salary for the last twelve calendar months and bonus paid (based on an average of the last three annual bonuses paid) and (2) any applicable Gross-Up Payment (as defined below). If the foregoing amount is not paid within ten days after the Change in Control event, the unpaid amount will bear interest at a rate equal to 12% per annum. To the extent that any payment or distribution is subject to excise tax under Section 4999 of the Code or any other interest or penalties related to such excise tax (collectively, “Excise Tax”), the agreement provides we will pay an additional amount (the “Gross-Up Payment”) such that, after payment by Mr. Ward of all taxes on the Gross-Up Payment, he will retain an amount of the Gross-Up Payment equal to the Excise Tax.

In addition, notwithstanding any provision to the contrary in any option agreement, restricted stock agreement, plan or other agreement relating to equity based compensation, in the event of a termination without Cause or in connection with a Change in Control, all of Mr. Ward’s units, stock options, incentive stock options, performance shares, stock appreciation rights and restricted stock (collectively, “awards”) will immediately become 100% vested. Further, Mr. Ward’s right to exercise any previously unexercised options will not terminate until the latest date on which such option would expire but for Mr. Ward’s termination. To the extent we are unable to provide for one or both of the foregoing rights, we will provide in lieu thereof a lump-sum cash payment equal to the difference between the total value of such awards with the foregoing rights and the total value without the foregoing rights.

Termination for Cause.  In the event Mr. Ward is terminated for Cause, we will have no further obligation to provide further payments or benefits.

Voluntary Termination.  In the event Mr. Ward voluntarily terminates with or without Cause, we have no further obligations except for any obligations expressly surviving termination of employment. If Mr. Ward desires to voluntarily terminate, he must give 90 days notice of his intent to terminate during which time he can use accrued vacation time or be paid for such days.

Termination due to Disability.  If Mr. Ward’s employment is terminated due to disability, then he is entitled to receive base salary through the remaining term of his employment agreement or through the expiration date of the agreement.

Termination due to Death.  In the event Mr. Ward’s employment terminates due to death, then his estate is entitled to receive his base salary payment for twelve months after termination and any accrued benefits.

Severance Under Employment Agreements of our Other Named Executive Officers (other than Mr. Coshow)

Termination Other Than For Cause.  In the event we terminate a named executive officer’s employment other than for Cause (as defined in his employment agreement), the terminated executive is entitled to receive an amount equal to twelve months base salary in effect on the date of termination, and if at the time of such termination Mr. Ward is not the Chairman and Chief Executive Officer of the Company, then (a) all units, stock options, incentive stock options, performance shares, stock appreciation rights and restricted stock granted and held by the executive immediately prior to such termination will immediately become 100% vested; and (b) the executive’s right to exercise any previously unexercised options will not terminate until the latest date on which such option would expire but for the executive’s termination of employment.

Termination in Connection with Change in Control.  In the event that employment is terminated within one year of a Change in Control event (as defined in the agreements) other than for Cause, death or disability, the executive is entitled to receive a single, lump sum severance payment within ten days of termination equal to two times his base salary for the last twelve calendar months and bonus paid (based on an average of the last three annual bonuses paid or such lesser number of years as he was employed). If the foregoing amount is not paid within ten days after the Change in Control event, the unpaid amount will bear interest at a rate equal to 12% per annum. The right to this termination compensation upon a Change in Control is subject to the executive’s execution of a severance agreement at the time of termination which will operate as a release of all legally waivable claims against us. Such payment is further conditioned upon the executive’s compliance with all of the provisions of his employment agreement, including all post-employment obligations.

In addition, notwithstanding any provision to the contrary in any option agreement, restricted stock agreement, plan or other agreement relating to equity based compensation, in the event of a termination in connection with a Change in Control, all of the executive’s units, stock options, incentive stock options, performance shares, stock appreciation rights and restricted stock (collectively, “awards”) will immediately become 100% vested. Further, the executive’s right to exercise any previously unexercised options will not terminate until the latest date on which such option would expire but for the executive’s termination. To the extent we are unable to provide for one or both of the foregoing rights, we will provide in lieu thereof a lump-sum cash payment equal to the difference between the total value of such awards with the foregoing rights and the total value without the foregoing rights. The right to this termination compensation is subject to the executive’s execution of a severance agreement at the time of termination which will operate as a release of all legally waivable claims against us. Such payment is further conditioned upon the executive’s compliance with all of the provisions of his employment agreement, including all post-employment obligations.

Termination for Cause.  In the event the executive is terminated for Cause, we will have no further obligation to provide further payments or benefits.

Voluntary Termination.  In the event the executive voluntarily terminates with or without Cause, we have no further obligations except for any obligations expressly surviving termination of employment. If the executive desires to voluntarily terminate, he must give 30 days notice of his intent to terminate.

Termination due to Disability.  If the executive’s employment is terminated due to disability, then he is entitled to receive six months base salary. This amount will be reduced by any benefits payable under any disability plans provided by us pursuant to his employment agreement.

Termination due to Death.  In the event the executive’s employment terminates due to death, then his estate is entitled to receive base salary payments for twelve months after termination.

Employment Separation Agreement with Mr. Coshow

On April 14, 2008, we entered into an Employment Separation Agreement with Mr. Coshow under which we agreed to provide Mr. Coshow a cash severance payment of $320,884 and accelerate the vesting of 29,250 shares of unvested restricted common stock previously awarded to Mr. Coshow. The agreement includes a general release of claims by Mr. Coshow. Certain provisions of his employment agreement relating to post-termination matters such as confidential information, non-solicitation of customers or employees and proprietary rights will continue to apply in accordance with their terms.

Summary of Potential Payments upon Termination or Change in Control

The following table presents our reasonable estimate of the benefits that would have been payable to our named executive officers, other than Mr. Coshow, under their employment agreements assuming that each triggering event took place on December 31, 2008. While we have made reasonable assumptions regarding the amounts, there can be no assurance that the named executive officers would have received the amounts reflected below in the event of an actual termination of employment. Benefits provided to Mr. Coshow indicated below reflect actual benefits received by Mr. Coshow as a result of his termination of employment effective April 4, 2008.

					Termination in
	Termination Other		Termination		Connection with a		Termination		Termination
Name	than for Cause		for Cause		Change in Control		Due to Disability		Due to Death
Tom L. Ward	$2,810,305	(a)	$116,105	(b)	$9,925,687	(c)	$2,694,200	(d)	$1,301,785	(e)
Dirk M. Van Doren	$567,135	(f)	$—		$2,914,770	(g)	$283,568	(h)	$567,135	(i)
Matthew K. Grubb	$515,591	(f)	$—		$2,159,995	(g)	$257,796	(h)	$515,591	(i)
Todd N. Tipton	$357,115	(f)	$—		$1,334,230	(g)	$178,558	(h)	$357,115	(i)
Rodney E. Johnson	$317,056	(f)	$—		$786,444	(g)	$158,528	(h)	$317,056	(i)
Larry K. Coshow	$1,650,004	(j)	$—		$—		$—		$—

(a)	Includes $2,694,200 (Mr. Ward’s base salary for thirty months, which is the remaining term of his employment agreement), and the maximum value of his accrued vacation (assuming he took no time off during the year) of $116,105.

(b)	This amount is the maximum value of Mr. Ward’s accrued vacation (assuming he took no time off during the year).

(c)	If Mr. Ward were terminated within one year of a Change in Control event other than for Cause, death or disability, his severance would equal $7,007,040, which is three times the sum of his base salary in 2008 of $1,185,680 plus his bonus (based on the average of Mr. Ward’s last three annual bonuses) of $1,150,000, plus a Gross-Up Payment equal to $2,414,140 and an interest payment equal to $504,507, for a total payment of $9,925,687. Additionally, all of Mr. Ward’s 839,489 shares of unvested restricted stock held as of December 31, 2008 would vest, providing him a benefit equal to $5,162,857 based on a $6.15 per share price, which was the last trading price on December 31, 2008.

(d)	This amount represents Mr. Ward’s base salary for thirty months, which is the remaining term of his employment agreement.

(e)	This amount includes 12 months’ salary plus the maximum value of his accrued vacation (assuming he took no time off during the year).

(f)	Amount is equal to twelve months’ base salary (as in effect on the date of termination).

(g)	Amount is equal to two times the sum of executive’s base salary for the last 12 calendar months plus the bonus paid during the last 12 calendar months. Additionally, all of each such named executive officer’s shares of unvested restricted stock held as of December 31, 2008 would vest, providing him a benefit based on a $6.15 per share price, which was the last trading price on December 31, 2008. For Mr. Van Doren, the benefit would equal $1,045,500 based on 170,000 shares; for Mr. Grubb, the benefit would equal $668,813 based on 108,750 shares; for Mr. Tipton, the benefit would equal $350,550 based on 57,000 shares; and for Mr. Johnson, the benefit would equal $192,188 based on 31,250 shares.

(h)	Amount is equal to six months’ base salary in effect on the date of termination.

(i)	Amount is equal to 12 months’ base salary in effect on the date of termination.

(j)	Mr. Coshow resigned as an officer on March 25, 2008, and his employment with the Company terminated effective April 4, 2008. The amount includes a severance payment equal to $320,884 and $1,329,120 related to the acceleration of vesting of Mr. Coshow’s 29,250 shares of unvested restricted stock based on a $45.44 per share price, which was the last trading price on April 21, 2008.

Indemnification

We have entered into an indemnification agreement with each of our directors and executive officers (each an “indemnitee”), which are intended to permit indemnification to the fullest extent now or hereafter permitted by the General Corporation Law of the State of Delaware. It is possible that the applicable law could change the degree to which indemnification is expressly permitted.

Each indemnification agreement covers expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred by an indemnitee when, in his or her capacity as a director or officer, the indemnitee is made or threatened to be made a party to any suit or proceeding. Each indemnification agreement generally covers claims relating to the fact that the indemnitee is or was an officer, director, employee or agent of ours or any of our affiliates, or is or was serving at our request in such a position for another entity. Each indemnification agreement also obligates us to promptly advance all reasonable expenses incurred in connection with any claim. The indemnitee is, in turn, obligated to reimburse us for all amounts so advanced if it is later determined that the indemnitee is not entitled to indemnification. The indemnification provided under the indemnification agreements is not exclusive of any other indemnity rights of an indemnitee; however, double recovery by an indemnitee is prohibited.

We are not obligated to indemnify the indemnitee with respect to claims brought by the indemnitee against:

•	the Company, except for:

•	claims regarding the indemnitee’s rights under the indemnification agreement;

•	claims to enforce a right to indemnification under any statute or law; and

•	counter-claims against us in a proceeding brought by us against the indemnitee; or

•	any other person, except for claims approved by our Board of Directors.

We have also agreed to obtain and maintain director and officer liability insurance for the benefit of each of our directors and executive officers. These policies include coverage for losses for wrongful acts and omissions and to ensure our performance under the indemnification agreements. Each of our directors and executive officers is named as an insured under the policies and provided with the same rights and benefits as the most favorably insured of our directors and officers.

DIRECTOR COMPENSATION

Directors who also serve as employees receive no compensation for serving on our Board of Directors. Non-employee directors each receive a $50,000 annual retainer, though the directors chose to forego their annual retainers in 2009. In addition, non-employee directors receive $12,500 for each in-person meeting attended not to exceed $75,000 in any given year. In 2008, each non-employee director also received grants of shares of restricted stock that will vest in 25% increments on each of the first four anniversaries following the date of grant.

The following table sets forth the compensation of our non-employee directors for the fiscal year ended December 31, 2008.

	Fees Earned or
Name	Paid in Cash(1)	Stock Awards(2)	Total
William A. Gilliland	$125,000	$59,877	$184,877
Daniel W. Jordan	$125,000	$59,877	$184,877
Roy T. Oliver, Jr.	$125,000	$59,877	$184,877
Stuart W. Ray	$125,000	$35,308	$160,308
D. Dwight Scott	$125,000	$35,308	$160,308
Jeffrey S. Serota	$125,000	$35,308	$160,308

(1)	Consists of (i) $50,000 received as a retainer for one year of service as a non-employee director, and (ii) $75,000 for attending six meetings during 2008. The retainer paid to Mr. Ray for service in 2008 was paid, and previously reported as having been earned, in 2007.

(2)	Includes the dollar amount of compensation expense we recognized for the fiscal year ended December 31, 2008 in accordance with FAS 123R. Pursuant to SEC rules and regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by our directors.

Outstanding Equity Awards

The following table reflects all outstanding equity awards held by our directors as of December 31, 2008.

	Stock Awards
	Number of		Market Value of
	Shares or Units		Shares or Units of
	of Stock That		Stock That Have
Name	Have Not Vested		Not Vested(1)
William A. Gilliland	9,255	(2)	$56,918
Daniel W. Jordan	9,255	(2)	$56,918
Roy T. Oliver, Jr.	9,255	(2)	$56,918
Stuart W. Ray	5,088	(3)	$31,291
D. Dwight Scott	5,088	(3)	$31,291
Jeffrey S. Serota	5,088	(3)	$31,291

(1)	Valuation based on $6.15 per share, the last trading price on December 31, 2008.

(2)	Includes 4,167 shares of the 5,556 shares of restricted stock granted January 10, 2007, the terms of which provide for vesting in 25% increments on the 10th day of January in each of the years 2008, 2009, 2010 and 2011; 3,149 shares of restricted stock granted January 11, 2008, the terms of which provide for vesting in 25% increments on the 11th day of January in each of the years 2009, 2010, 2011 and 2012; and 1,939 shares of restricted stock granted July 18, 2008, the terms of which provide for vesting in 25% increments on the 18th day of July in each of the years 2009, 2010, 2011 and 2012.

(3)	Includes 3,149 shares of restricted stock granted January 11, 2008, the terms of which provide for vesting in 25% increments on the 11th day of January in each of the years 2009, 2010, 2011 and 2012; and 1,939 shares of restricted stock granted July 18, 2008, the terms of which provide for vesting in 25% increments on the 18th day of July in each of the years 2009, 2010, 2011 and 2012.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the number of shares of our common stock beneficially owned as of March 31, 2009 by (1) those persons or any group (as that term is used in Section 13(d)(3) of the Exchange Act) known to beneficially own more than 5% of the outstanding shares of our common stock, (2) each named executive officer and director of the Company, and (3) all directors and executive officers of the Company as a group. For purposes of this table, beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. The following percentage information is calculated based on 167,571,964 shares of common stock that were outstanding as of March 31, 2009. Except as indicated below, the stockholders listed possess sole voting and dispositive power with respect to the shares beneficially owned by that person.

		Percentage of
		Shares
	Number of Shares	Beneficially
	Beneficially Owned	Owned
Tom L. Ward(1)	29,051,577	17.34%
Dirk M. Van Doren	190,253	*
Matthew K. Grubb	38,938	*
Rodney E. Johnson	16,644	*
Todd N. Tipton	22,355	*
Larry K. Coshow	18,708	*
William A. Gilliland(2)	1,392,055	*
Daniel W. Jordan	1,229,168	*
Roy T. Oliver, Jr.(3)	1,003,566	*
Stuart W. Ray(4)	15,788	*
D. Dwight Scott(5)	788	*
Jeffrey S. Serota(6)	—	*
Entities affiliated with Ares Management LLC(7)	10,001,188	5.97%
Franklin Resources, Inc.(8)	28,106,086	14.36%
Entities affiliated with Janus Capital Management LLC(9)	12,159,584	7.26%
N. Malone Mitchell, 3rd(11)	11,038,104	6.59%
All directors and executive officers as a group	33,046,375	19.72%

*	Less than 1%

(1)	Includes (a) 79,000 shares held through an IRA and (b) 20,000 shares held by Mr. Ward’s minor child with respect to which Mr. Ward disclaims beneficial ownership. Excludes 2,689,401 shares held by a limited liability company owned by trusts set up for Mr. Ward’s children. Mr. Ward does not exercise voting or dispositive power with respect to the trusts. Mr. Ward has pledged 28,878,754 of the shares of common stock listed in the table above as security for personal loans.

(2)	Held by Gillco Energy, LP, for which Mr. Gilliland exercises voting and dispositive power.

(3)	Held by Oliver Active Investments, LLC, for which Mr. Oliver exercises voting and dispositive power.

(4)	Includes 5,000 shares held through the Ray Charitable Remainder Unitrust, for which Mr. Ray serves as co-trustee and investment manager.

(5)	Mr. Scott serves as a Senior Managing Director of GSO Capital Partners LP, the investment manager for each of GSO Credit Opportunities Fund (Helios), L.P. (“GSO Helios”), GSO Special Situations Overseas Master Fund Ltd. (“GSO Overseas”) and GSO Special Situations Fund LP (“GSO SS” and, together with

GSO Helios and GSO Overseas, the “GSO Funds”). Each of GSO Helios (286,354 shares), GSO Overseas (405,262 shares) and GSO SS (419,495 shares) are holders of record of our common stock. As investment manager of the GSO Funds, GSO Capital Partners LP is vested with investment discretion with respect to investments held by the GSO Funds. Bennett J. Goodman (“Mr. Goodman”), J. Albert Smith III (“Mr. Smith”) and Douglas I. Ostrover (“Mr. Ostrover” and, together with Mr. Goodman and Mr. Smith, the “GSO Founders”) are the founders of GSO Capital Partners LP. and in that capacity, direct the operations of GSO Capital Partners LP. The general partner of GSO Capital Partners LP is GSO Advisor Holdings L.L.C., the sole member of which is Blackstone Holdings I.L.P., the general partner of which is Blackstone Holdings I/II GP Inc., the controlling shareholder of which is The Blackstone Group L.P. (“Blackstone”). Blackstone is managed and operated by its general partner, Blackstone Group Management L.L.C., which is controlled by its founding member, Stephen A. Schwarzman. Although each of the foregoing entities and individuals (collectively, the “GSO Persons”) may be deemed to beneficially own our common stock, the foregoing does not constitute an admission that any of the GSO Persons is the beneficial owner of any such common stock. Mr. Scott disclaims any beneficial ownership of the shares of our common stock owned by the GSO Funds.

(6)	Mr. Serota is a senior partner in the Private Equity Group of Ares Management LLC (“Ares Management”), a private investment management firm that indirectly controls Ares Corporate Opportunities Fund II, L.P. (“ACOF II”), Ares SandRidge, L.P. (“Ares SandRidge”), Ares SandRidge 892 Investors, L.P. (“Ares 892 Investors”) and Ares SandRidge Co-Invest, LLC (“ACOF Coinvest”), each of which is a record holder of our common stock (together with Ares SandRidge and Ares 892 Investors, the “ACOF II AIVs”). Mr. Serota disclaims beneficial ownership of the shares owned by ACOF II and the ACOF II AIVs, except to the extent of any pecuniary interest therein, and further disclaims beneficial ownership of 788 shares for which he is the record holder but has assigned all economic, pecuniary and voting rights to Ares Management.

(7)	As reported in beneficial ownership filings made by Ares Management and certain of its affiliated entities with the SEC, the shares of common stock listed in the table above are owned of record as follows: (a) 5,901,309 shares by Ares Corporate Opportunities Fund II, L.P.; (b) 1,597,481 shares by Ares SandRidge, L.P.; (c) 2,501,210 shares by ARES SandRidge 892 Investors, L.P.; and (d) 400 shares by Ares SandRidge Co-Invest, LLC. The general partner of ACOF II, Ares SandRidge and Ares 892 Investors is ACOF Management II, L.P. (“ACOF Management II”) and the general partner of ACOF Management II is ACOF Operating Manager II, L.P. (“ACOF Operating Manager II”). Each of ACOF Operating Manager II and ACOF Coinvest is indirectly controlled by Ares Management, which, in turn, is indirectly controlled by Ares Partners Management Company LLC. Each of the foregoing entities (collectively, the “Ares Entities”) and the partners, members and managers thereof, other than ACOF II and the ACOF II AIVs, disclaims beneficial ownership of the shares of common stock owned by ACOF II and the ACOF II AIVs, except to the extent of any pecuniary interest therein. The address of each Ares Entity is 2000 Avenue of the Stars, 12th Floor, Los Angeles, CA 90067.

(8)	According to a Schedule 13G filed with the SEC on March 10, 2009, the shares of common stock listed in the table above are owned by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries (each, an “Investment Management Subsidiary” and, collectively, the “Investment Management Subsidiaries”) of Franklin Resources, Inc. (“FRI”). Investment management contracts grant to the Investment Management Subsidiaries all investment and/or voting power over the securities owned by such investment management clients. Therefore, for purposes of Rule 13d-3 under the Exchange Act, the Investment Management Subsidiaries may be deemed to be the beneficial owners of the shares of common stock listed in the table above.

Charles B. Johnson and Rupert H. Johnson, Jr. (the “Principal Shareholders”) each own in excess of 10% of the outstanding common stock of FRI and are the principal stockholders of FRI. FRI and the Principal Shareholders may be deemed to be the beneficial owners of shares of our common stock. FRI, the Principal Shareholders and each of the Investment Management Subsidiaries disclaim any pecuniary interest in any of the shares. The address of Franklin Resources, Inc. is One Franklin Parkway, San Mateo, California 94403.

(9)	According to a Schedule 13G filed with the SEC on February 17, 2009, Janus Capital Management LLC (“Janus Capital”) has a direct 89.9% ownership stake in INTECH Investment Management LLC (“INTECH”) and a direct 78.4% ownership stake in Perkins Investment Management LLC (“Perkins”). Therefore, holdings for Janus Capital, Perkins and INTECH are aggregated for purposes of reporting beneficial ownership of shares of our common stock. Janus Capital, Perkins and INTECH are registered investment advisers, each furnishing investment advice to various investment companies and to individual and institutional clients (collectively, the “Managed Portfolios”). As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, (a) Janus Capital may be deemed to be the beneficial owner of 9,879,941 shares held in the Managed Portfolios; (b) Perkins may be deemed to be the beneficial owner of 2,038,043 shares held in the Managed Portfolios; and (c) INTECH may be deemed to be the beneficial owner of 241,600 shares held in the by such Managed Portfolios. None of Janus Capital, Perkins or INTECH has the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios, and each disclaims any ownership associated with such rights. The address of Janus Capital is 151 Detroit Street, Denver, Colorado 80206.

(10)	The address for Mr. Mitchell is 4801 Gaillardia Parkway, Suite 225, Oklahoma City, Oklahoma 73142.

Equity Compensation Plan Information

The following table provides information as of December 31, 2008, about compensation plans under which shares of our common stock may be issued to our employees, consultants or non-employee directors:

			Number of Securities
			Remaining Available
	Number of Securities	Weighted-Average	for Future Issuance
	to be Issued Upon	Exercise Price of	Under Equity
	Exercise of Outstanding	Outstanding	Compensation Plans
	Options, Warrants	Options, Warrants	(Excluding Securities
Plan Category	and Rights	and Rights	Reflected in Column(1))
Equity compensation plans approved by security holders	—	—	1,666,988
Equity compensation plans not approved by security holders	—	—	0

Total	—	—	1,666,988

(1)	Represents the number of securities remaining available for issuance under our 2005 Stock Plan.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than 10% of the outstanding shares of our common stock to file reports of ownership and changes in ownership concerning their shares of our common stock with the SEC and to furnish us with copies of all Section 16(a) forms they file. We are required to disclose delinquent filings of reports by such persons.

Based solely of the copies of such reports and amendments thereto received by us, or written representations that no filings were required, we believe that all Section 16(a) filing requirements applicable to our executive officers and directors and 10% stockholders were met for the fiscal year ended December 31, 2008, except for late reports filed on November 14, 2008 by Messers. Ward, Van Doren, Grubb, Tipton, Johnson, Cooley and Winton and Ms. Whitson for matching contributions made to our nonqualified deferred compensation plan occurring on October 17, 2008 and a late report filed on June 9, 2008 by Mr. Ward for a previous acquisition by Solon L. Bloomer Family Partners Limited Partnership II, for which Mr. Ward serves as co-general partner, that were inadvertently omitted from previously filed reports.

RELATED PARTY TRANSACTIONS

The following is a discussion of transactions between us and our officers and directors and the beneficial owners of more than 5% of the outstanding shares of our common stock. We maintain a written policy that requires any related party transaction (as defined below) to be reviewed and approved by the disinterested members of our Board of Directors. A related party transaction is a transaction, proposed transaction, or series of similar transactions, in which (a) we are a participant, (b) the amount involved exceeds $120,000 and (c) a related person (as defined below) has or will have a direct or indirect material interest. A related person is (i) any person who is, or at any time since the beginning of our last fiscal year was, a director, executive officer, or nominee to become a director, (ii) a person known to be the 5% beneficial owner of any class of our voting securities, (iii) an immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such director, executive officer, nominee for director or more than 5% beneficial owner, and (iv) any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee for director or more than 5% beneficial owner. The written policy includes factors to be considered by the disinterested members of our Board of Directors when determining whether to approved a proposed related party transaction. Factors to be considered include the terms of the transaction with the related party, availability of comparable products or services from unrelated third parties, terms available from unrelated third parties and benefits provided to us by the transaction.

Well Participation Plan

On June 8, 2006, we adopted the Well Participation Program (the “WPP”), which permitted Messrs. Ward and N. Malone Mitchell, 3rd, the founder and former Chairman, Chief Executive Officer and President of our predecessor, Riata, to participate as working interest owners in the wells that we were to drill in the future. The WPP was adopted at a time when Mr. Ward proposed to become a significant stockholder of the Company. Our Board of Directors believed that drilling participation by senior management with significant ownership in us was in our best interest at that time. Mr. Mitchell ceased to participate in the WPP upon his resignation, effective December 31, 2006, and on September 21, 2007, Mr. Mitchell agreed to sell us all of his interests under the WPP. Please see “— Other Transactions with N. Malone Mitchell, 3rd.” The WPP was terminated effective September 30, 2008 under the terms of a purchase and sale agreement we entered into with Mr. Ward and certain of his affiliated entities, which is described below.

Under the WPP, Mr. Ward was permitted to participate in all of the Program Wells, as defined in the WPP, spudded by or on behalf of the Company during each calendar year. Prior to the beginning of each year, Mr. Ward was required to provide written notice to the Board of Directors of his election to participate in the WPP and the percentage working interest at which he proposed to participate during the year. Mr. Ward’s working interest percentage could not exceed a 3.0% working interest. Mr. Ward did not participate in any well where our working interest after his participation would be reduced to below 12.5%. Mr. Ward participated at a 3.0% working interest in every year the WPP was in effect. Mr. Ward participated in Program Wells on terms no better than terms agreed to by unaffiliated third-party participants that participated in Program Wells or similar wells that we operated.

During 2008, Mr. Ward was invoiced $40,631,771 for his share of costs for his interests in Program Wells, and received oil and gas revenues from his interests in Program Wells totaling $15,701,363.

On October 9, 2008, we entered into a purchase and sale agreement with Mr. Ward and certain of his affiliated entities to acquire all of Mr. Ward’s interests under the WPP. We paid approximately $67.3 million in cash for the interests, and in connection with the transaction, Mr. Ward and the Company agreed to terminate the WPP in its entirety. The purchase of Mr. Ward’s interests under the WPP was made effective as of September 30, 2008. The terms of the purchase and sale agreement were reviewed and approved by the disinterested members of our Board of Directors, and we believe the purchase of Mr. Ward’s interests was on terms not materially less favorable than those that might reasonably have been obtained in a comparable arm’s length transaction with an unaffiliated third party and are fair to us from a financial point of view. We also believe that termination of the WPP will permit us to retain a greater working interest in future wells, thus increasing proved undeveloped reserves.

Oklahoma City Thunder Sponsorship

Mr. Ward owns a minority interest in Professional Basketball Club, LLC, which owns and operates the Oklahoma City Thunder, a National Basketball Association team playing in Oklahoma City, where our headquarters is located. Like four other prominent Oklahoma City-based companies, we entered into an agreement related to the sponsorship of the team. Under the five-year agreement, we will pay an average annual sponsorship fee of approximately $3,500,000 for advertising and promotional activities related to the Oklahoma City Thunder.

Other Transactions With Mr. Ward

In April, 2007, we leased the minerals under a certain area in Woods County, Oklahoma from TLW Land & Cattle LP (“TLW-LC”), which is an entity affiliated with Mr. Ward. We developed the area and in 2008 made royalty payments totaling $850,739 to TLW-LC in connection with the transaction. WCT Resources, L.L.C. (“WCT”), a limited liability company owned by trusts established for the benefit of Mr. Ward’s children, participated as a working interest owner in our development of the area, and in 2008, we paid revenue of $1,000,018 to WCT as a working interest owner.

Other Transactions With N. Malone Mitchell, 3rd

On September 25, 2005, we entered into a transaction with Mr. Mitchell and his family whereby we exchanged 100% of our interest in Longfellow Ranch Partners, LP (“Longfellow”) for 2.5% of our then outstanding common stock held by Mr. Mitchell and his family. The purpose of this transaction was to separate the Longfellow operations from our ongoing operations. While this transaction was approved by our Board of Directors and a majority of our stockholders, none of our directors at that time were disinterested and Mr. Mitchell controlled a majority of our outstanding common stock. Because of the unique nature of the transaction and the fact that none of our current officers or directors were officers or directors of the Company at that time, we are unable to determine whether this transaction was on terms similar to those obtainable from third parties. Longfellow owns surface or minerals or royalty under a significant amount of our exploration and development lands in West Texas, including the West Texas Overthrust in Pecos County and Terrell County, Texas. We have natural gas and oil leaseholds that cover all of Longfellow’s minerals. Under the leases, we pay Longfellow royalties, based on production. The lease is for a seven-year primary term ending in 2012, with the option of extending the primary term another three years by paying a predetermined bonus we believe is at or below current market value. The lease royalty amounts are locked for the life of each well and is paid on a tiered basis as follows: 20% for wells completed before 2009, 22.5% for wells completed between January 1, 2009 and October 1, 2012, and 25% for wells completed after October 1, 2012. At the end of the primary term (whether in 2012 or 2015, if extended), the lease will break into approximately 3,000-acre tracts, and each tract will be subject to a 120-day continuous development clause. We also are party to a surface use agreement with Longfellow for use of the surface of the Longfellow Ranch. Under this agreement, we pay Longfellow fees, pursuant to a set schedule, for use of the surface for our natural gas and oil operations and for damages and rights of way. We believe the rates are equivalent to, or less than, the rates paid to other landowners in the area. This agreement was amended and restated on September 21, 2007. During 2008, we paid Longfellow $29,659,541, which includes amounts paid, among other things, as royalties and surface damages and for agricultural operations under the agreements described above.

Transaction With Roy T. Oliver, Jr.

In September 2006, we entered into a facilities lease with an entity of which Mr. Oliver, one of our directors, is the majority owner. The lease extends to August 2009 with expected rental payments of $0.7 million in 2009. The terms of the lease were approved by our Board of Directors, and we believe that the rent expense we must pay under this lease is at fair market rates. Rent expense in 2008 related to this facilities lease was $1.4 million.

GENERAL INFORMATION

Stockholder Proposals and Nominations

A stockholder who wants to make a proposal or nominate a person for membership on the Board of Directors at an annual meeting of stockholders must comply with the applicable requirements of the SEC and our Bylaws. Under our Bylaws, a notice of intent of a stockholder to bring any matter before the 2010 annual meeting of stockholders (other than a proposal or nomination intended to be included in our proxy statement) shall be made in writing and received by our Corporate Secretary not later than the close of business on March 7, 2010, nor earlier than the close of business on February 5, 2010. Every such notice by a stockholder shall set forth the information required under Article I, Section 11 of our Bylaws. In addition to the information included in such stockholder’s notice, we may require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Company. All stockholder proposals should be sent to our Corporate Secretary at 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102.

A stockholder proposal or nomination submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be included in our proxy statement relating to the 2010 annual meeting must be received no later than December 23, 2009.

Other Matters

The Board of Directors does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournments of the meeting, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

Annual Reports

Our Annual Report to Stockholders for the year ended December 31, 2008, including audited financial statements, accompanies this Proxy Statement. The Annual Report to Stockholders is not incorporated by reference into this Proxy Statement or deemed to be a part of the materials for the solicitation of proxies.

Our annual report on Form 10-K for the fiscal year ended December 31, 2008 is available on our website at http://www.sandridgeenergy.com. In addition, we will provide a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2008 without charge to any stockholder making written request to SandRidge Energy, Inc., 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102, Attention: Corporate Secretary.

By Order of the Board of Directors,

Richard J. Gognat,
Corporate Secretary

EXHIBIT A

SANDRIDGE ENERGY, INC.

2009 INCENTIVE PLAN

ARTICLE 1. INTRODUCTION		1
1.1.	Purpose of the Plan	1
1.2.	Nature of Awards	1
1.3.	Effective Date and Term of Plan	1
ARTICLE 2. DEFINITIONS AND CONSTRUCTION		2
2.1.	Definitions	2
2.2.	Construction	3
ARTICLE 3. ELIGIBILITY		4
3.1.	In General	4
ARTICLE 4. ADMINISTRATION OF THE PLAN		5
4.1.	In General	5
4.2.	Delegation to Committees and Officers	5
ARTICLE 5. STOCK SUBJECT TO THE PLAN		6
5.1.	Number of Shares	6
5.2.	Substitute Awards	6
ARTICLE 6. TYPES OF AWARDS		7
6.1.	Stock Options	7
6.2.	Stock Appreciation Rights	8
6.3.	Restricted Stock	9
6.4.	Restricted Stock Units	9
6.5.	Other Stock-Based Awards	9
6.6.	Cash Awards	9
6.7.	Performance-Based Awards	10
ARTICLE 7. ADJUSTMENTS		12
7.1.	Changes in Capitalization	12
7.2.	Change in Control	12
ARTICLE 8. GENERAL PROVISIONS APPLICABLE TO ALL AWARDS		14
8.1.	Transferability of Awards	14
8.2.	Termination of Status	14
8.3.	Withholding	14
8.4.	Conditions on Delivery of Stock	14
8.5.	Acceleration	14
ARTICLE 9. MISCELLANEOUS		15
9.1.	No Right to Employment or Other Status	15
9.2.	No Rights as Stockholder	15
9.3.	Amendment	15
9.4.	Compliance with Code Section 409A	15
9.5.	Governing Law	15

SandRidge 2009 Incentive Plan	Table of Contents

ARTICLE 1. INTRODUCTION

1.1.	Purpose of the Plan.

The Plan is intended to enhance the Company’s ability to attract, retain and motivate employees, officers, directors, consultants, and advisors of the Company, and to provide them with equity ownership opportunities and performance-based incentives that are intended to align their interests with those of the Company’s stockholders.

1.2.	Nature of Awards.

The Plan is intended to permit the grant of Stock Options, Stock Appreciation Rights, shares of Restricted Stock, Restricted Stock Units, and any other form of award based on the value (or the increase in value) of shares of the common stock of the Company. The Plan is also intended to permit cash incentive awards. Subject to Section 8.5, Participants shall vest in their Awards granted under the Plan to the extent certain conditions set forth in their Award Certificate are met. Vesting criteria shall include the passage of time or the attainment of individual and/or Company performance objectives, or a combination of both. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Compensation Committee need not treat Participants uniformly.

1.3.	Effective Date and Term of Plan.

The Plan is effective as of June 5, 2009. No Awards shall be granted under the Plan after June 4, 2019 (or such earlier date as may apply under section 422 of the Code), but Awards previously granted may extend beyond that date.

SandRidge 2009 Incentive Plan	Page 1

ARTICLE 2. DEFINITIONS AND CONSTRUCTION

2.1.	Definitions.

When used in this 2009 Incentive Plan, the following terms shall have the meanings set forth below, unless the context clearly requires a different meaning:

(a)	“Article” means an article of the Plan.

(b)	“Award” means an award issued under the Plan.

(c)	“Award Certificate” means the agreement, certificate or other document evidencing an Award, which shall be in such form (written, electronic or otherwise) as the Compensation Committee shall determine.

(d)	“Board” means the Board of Directors of the Company.

(e)	“Change in Control” shall mean:

(1)	the acquisition by any individual, entity or group (within the meaning of section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”), other than Tom L. Ward or his affiliates (the “Exempt Persons”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of either (A) the then-outstanding shares of the Company’s common stock (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”). For purposes of this paragraph (1), the following acquisitions by a Person will not constitute a Change in Control: (i) any acquisition directly from the Company; (ii) any acquisition by the Company; or (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company;

(2)	the individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board. Any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board as of the Effective Date, but any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board will not be deemed a member of the Incumbent Board as of the Effective Date;

(3)	the consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless following such Business Combination: (A) the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions to one another as their ownership, immediately prior to such Business Combination of the Outstanding Company Common

SandRidge 2009 Incentive Plan	Page 2

Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) other than one or more of the Exempt Persons beneficially owns, directly or indirectly, 40% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the Board of Directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(4)	the approval by our stockholders of a complete liquidation or dissolution of the Company.

(f)	“Code” means the Internal Revenue Code of 1986, as amended.

(g)	“Company” means SandRidge Energy, Inc.

(h)	“Compensation Committee” shall mean the Compensation Committee of the Board.

(i)	“Disability” shall mean a disability within the meaning of the federal Social Security Act.

(j)	“Effective Date” means the first date set forth in Section 1.3.

(k)	“Employee Benefits Committee” means the Company’s Employee Benefits and Compensation Committee or any successor to such committee.

(l)	“Fair Market Value” means the closing sales price (for the primary trading session) of a Share on the relevant date. For any date that is not a trading day, the Fair Market Value of a Share for such date will be determined by using the closing sale price for the immediately preceding trading day. The Compensation Committee can substitute a particular time of day or other measure of “closing sale price” if appropriate because of unusual circumstances or can use weighted averages either on a daily basis or such longer period as complies with section 409A of the Code.

(m)	“Plan” means this 2009 Incentive Plan.

(n)	“Restricted Stock” means an Award granted pursuant to Section 6.3.

(o)	“Restricted Stock Unit” means an Award granted pursuant to Section 6.4.

(p)	“Section” means a section of the Plan.

(q)	“Share” means a share of common stock of the Company, $0.001 per share par value.

(r)	“Stock Appreciation Right” means an Award granted pursuant to Section 6.2.

(s)	“Stock Option” means an Award granted pursuant to Section 6.1; a Stock Option can be either an “Incentive Stock Option” (if it complies with the requirements of Section 6.1(b)) or a “Nonqualified Stock Option” or “Nonstatutory Stock Option” (if it does not comply with the requirements of Section 6.1(b)).

(t)	“Ten Percent Stockholder” means a Participant who on the date of grant is treated under section 424(d) of the Code as owning stock (not including stock purchasable under outstanding options) possessing more than 10% of the total combined voting power of all classes of the stock of the Company or any parent or subsidiary of the Company as defined in section 424(e) or (f) of the Code.

2.2.	Construction.

When used in the Plan, (a) the terms “include” and “including” shall be deemed to include the phrase “but not limited to” and (b) masculine pronouns shall include the feminine.

SandRidge 2009 Incentive Plan	Page 3

ARTICLE 3. ELIGIBILITY

3.1.	In General.

Any natural person is eligible to be granted an Award if such individual is a current employee, officer, director, consultant, or advisor of the Company or any of the Company’s present or future parent or subsidiary corporations as defined in sections 424(e) or (f) of the Code or any other business venture (including, without limitation, a joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Compensation Committee.

SandRidge 2009 Incentive Plan	Page 4

ARTICLE 4. ADMINISTRATION OF THE PLAN

4.1.	In General.

(a)	The Plan will be administered by the Compensation Committee. The Compensation Committee shall have authority to grant Awards and determine recipients and terms of any Awards, and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable.

(b)	The Compensation Committee shall have full discretionary authority to construe and interpret the terms of the Plan and any Award Certificate, and to determine all facts necessary to administer the Plan and any Award Certificate. The Compensation Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Certificate in the manner and to the extent it shall deem necessary or advisable.

(c)	All decisions by the Compensation Committee shall be made in its sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Compensation Committee shall be liable for any action or determination relating to or under the Plan made in good faith.

(d)	With respect to Awards made to directors, the Board shall also have the authority described in this Section 4.1 and Section 8.5.

4.2.	Delegation to Committees and Officers.

(a)	To the extent permitted by applicable law, the Compensation Committee may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Company’s management, including the Employee Benefits Committee.

(b)	To the extent permitted by applicable law and subject to any limitations under the Plan, the Compensation Committee may delegate to one or more officers of the Company the power (1) to grant Awards to any individual eligible under Section 3.1 other than a director or executive officer and (2) to exercise such other powers under the Plan as the Compensation Committee may determine; provided further, however, that no officer shall be authorized to grant Awards to himself or herself. For purposes of this Section 4.2(b), the phrase “executive officer” shall mean the Chief Executive Officer, President, and any Executive Vice President or Senior Vice President.

(c)	All references in the Plan to the “Compensation Committee” shall mean the Compensation Committee or a committee of the Board (or the Company’s management) or the officers referred to in Section 4.2(b) to the extent that the Compensation Committee’s powers or authority under the Plan have been delegated to such committee or officers.

SandRidge 2009 Incentive Plan	Page 5

ARTICLE 5. STOCK SUBJECT TO THE PLAN

5.1.	Number of Shares.

(a)	Subject to adjustment under ARTICLE 7, Awards may be made under the Plan for up to 12,000,000 Shares, of which 12,000,000 shares can be issued as Incentive Stock Options.

(b)	If any Award expires or is terminated, surrendered or canceled without having been fully exercised, is forfeited in whole or in part, or results in any Shares not being issued, the unused Shares covered by such Award shall again be available for the grant of Awards under the Plan. Further, Shares tendered to the Company by a Participant to exercise an Award shall be added to the number of Shares available for the grant of Awards under the Plan. However, in the case of Incentive Stock Options, the foregoing provisions shall be subject to any limitations under the Code. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

5.2.	Substitute Awards.

(a)	In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Compensation Committee may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Compensation Committee deems appropriate in the circumstances.

(b)	Substitute Awards shall not count against the overall share limit set forth in Section 5.1, except as may be required by reason of section 422 and related provisions of the Code.

SandRidge 2009 Incentive Plan	Page 6

ARTICLE 6. TYPES OF AWARDS

6.1.	Stock Options.

(a)	In General. The Compensation Committee may grant options to purchase Shares and determine the number of Shares to be covered by each option, the exercise price of each option and the conditions and limitations applicable to the exercise of each option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. A Stock Option that is not intended to be an Incentive Stock Option shall be designated as a “Nonstatutory Stock Option” or a “Nonqualified Stock Option.”

(b)	Incentive Stock Options.

(1)	A Stock Option that the Compensation Committee intends to be an Incentive Stock Option shall only be granted to employees of the Company or any of the Company’s present or future parent or subsidiary corporations as defined in sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and construed consistently with the requirements of section 422 of the Code.

(2)	A Stock Option that is intended to be an Incentive Stock Option shall be treated as a Nonqualified Stock Option to the extent that, in the calendar year in which the Award is first exercisable, the aggregate Fair Market Value of the Shares subject to the Award (when added to other awards granted to the same individual that are intended to be Incentive Stock Options under the Plan or any other plan maintained by the Company and certain related corporations) exceeds $100,000 or such other limitation as might apply under section 422 of the Code.

(3)	The Company shall have no liability to a Participant, or any other party, if a Stock Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option, or for any action taken by the Compensation Committee, including without limitation the conversion of an Incentive Stock Option to a Nonstatutory Stock Option.

(c)	Exercise Price.

(1)	The Compensation Committee shall establish the exercise price of each Stock Option and specify the exercise price in the applicable Award Certificate.

(2)	The exercise price of a Stock Option intended to be an Incentive Stock Option shall not be less than 100% of the Fair Market Value on the date the Stock Option is granted, except that, if any Incentive Stock Option is granted to a Ten Percent Stockholder, the exercise price shall not be less than 110% of the Fair Market Value of the Shares on the date such Incentive Stock Option is granted. The 100% and 110% limitation in this Section 6.1(c)(2) shall automatically adjust to the extent required by section 422 of the Code.

(d)	Term of Stock Options.

(1)	Each Stock Option shall be exercisable at such times and subject to such terms and conditions as the Compensation Committee may specify in the applicable Award Certificate; except that no Stock Option shall be granted for a term of more than 10 years. Incentive Stock Options issued to a Ten Percent Stockholder shall not have a term of more than 5 years.

(2)	No Stock Option shall permit the Participant to defer receipt of compensation on the Stock Option beyond the date of exercise, unless the Compensation Committee expressly determines that such Stock Option shall be subject to section 409A of the Code.

SandRidge 2009 Incentive Plan	Page 7

(e)	Exercise of Stock Option.

Stock Options may be exercised by delivery to the Company of a written notice of exercise in the form attached to, or the manner described in, the Award Certificate or by any other form of notice (including electronic notice) or such other manner approved by the Compensation Committee, together with payment in full for the number of shares for which the Stock Option is exercised. Shares subject to the Stock Option will be delivered by the Company as soon as practicable following exercise.

(f)	Payment Upon Exercise.

Shares purchased upon the exercise of a Stock Option granted under the Plan shall be paid for as follows:

(1)	in cash or by check, payable to the order of the Company;

(2)	if provided in the applicable Award Certificate, by (1) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (2) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(3)	to the extent provided for in the applicable Award Certificate or approved by the Compensation Committee, by delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their Fair Market Value, provided (1) such method of payment is then permitted under applicable law, (2) such Shares, if acquired directly from the Company, were owned by the Participant for such minimum period of time, if any, as may be established by the Compensation Committee, and (3) such Shares are not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4)	to the extent permitted by applicable law and provided for in the applicable Award Certificate, by (1) delivery of a promissory note of the Participant to the Company on terms determined by the Compensation Committee, or (2) payment of such other lawful consideration as the Compensation Committee may determine; or

(5)	by any combination of the above permitted forms of payment.

6.2.	Stock Appreciation Rights.

(a)	In General. A Stock Appreciation Right is an Award in the form of a right to receive cash or a Share, upon surrender of the Stock Appreciation Right, in an amount equal to the appreciation in the value of the Share over a base price established in the Award. The Committee may grant Stock Appreciation Rights either independently of Stock Options, or in tandem with Stock Options such that the exercise of the Stock Option or Stock Appreciation Right cancels the tandem Stock Appreciation Right or Stock Option.

(b)	Exercise Price. The minimum base price of a Stock Appreciation Right granted under the Plan shall be the price set forth in the applicable Award Certificate, or, in the case of a Stock Appreciation Right related to a Stock Option (whether already outstanding or concurrently granted), the exercise price of the related Stock Option.

(c)	Term, Exercise, and Payment. The provisions of Sections 6.1(d), (e), and (f) shall generally apply to Stock Appreciation Rights, as applicable.

SandRidge 2009 Incentive Plan	Page 8

6.3.	Restricted Stock.

(a)	In General. The Compensation Committee may grant Awards of Restricted Stock. The Compensation Committee shall determine the terms and conditions of a Restricted Stock Award, including the conditions for vesting and repurchase (or forfeiture), the issue price (if any) and whether the Shares shall be entitled to exercise voting or other rights associated with ownership of a Share.

(b)	Dividends. Unless otherwise provided by the Compensation Committee, Participants holding Restricted Stock will be eligible to receive all dividends paid with respect to such Shares. If any dividends or distributions are paid in shares, or consist of a dividend or distribution to holders of Shares other than an ordinary cash dividend, the shares or other property will be subject to the same restrictions on transferability and forfeitability as the Restricted Stock with respect to which they were paid. Each dividend payment will be made no later than the end of the calendar year in which the Restricted Stock on which such dividends are paid vests or, if later, the 15th day of the third month following the date on which the Restricted Stock on which such dividends are paid vests.

(c)	Stock Certificates. The Company may require that any stock certificates issued for shares of Restricted Stock be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant. If the Participant has died before the certificates are delivered, the certificates shall be delivered to the beneficiary designated by the Participant under the Plan and on file with the Company (or its designee) before the Participant’s death. If there is no such valid beneficiary designation, the Participant’s estate shall be the beneficiary.

6.4.	Restricted Stock Units.

The Compensation Committee may grant Restricted Stock Units to any participant subject to the same conditions and restrictions as the Compensation Committee would have imposed in connection with any Award of Restricted Stock. Each Restricted Stock Unit shall have a value equal to the Fair Market Value of one Share. Restricted Stock Units may be paid at such time as the Compensation Committee may determine and payments may be made in a lump sum or in installments, in cash, Shares, or any combination thereof, as determined by the Compensation Committee.

6.5.	Other Stock-Based Awards

Other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or other property, may be granted under the Plan to Participants. To the extent permitted by law, such other Share Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Share Awards may be paid in Shares or cash, as the Compensation Committee shall determine. Subject to the provisions of the Plan, the Compensation Committee shall determine the terms and conditions of each other Share Award.

6.6.	Cash Awards.

Cash Awards are Awards that provide participants with the opportunity to earn a cash payment based upon the achievement of one or more performance goals for a performance period determined by the Compensation Committee. For each performance period, the Compensation Committee shall determine the relevant performance criteria, the performance goal for each performance criterion, the level or levels of achievement necessary for Awards to be paid, the weighting of the performance goals if more than one performance goal is applicable, and the size of the Awards.

SandRidge 2009 Incentive Plan	Page 9

6.7.	Performance-Based Awards.

(a)	In General. Any of the Awards listed in ARTICLE 6 may be granted as Awards that satisfy the requirements for “performance-based compensation” within the meaning of section 162(m) of the Code. The performance goals must be established by the Compensation Committee and may be for the Company, or a Company subsidiary, affiliate or other Company operating unit or department, or a combination of such units or departments. The performance goal shall be based on one or more performance criteria selected by the Compensation Committee. With the exception of any Stock Option or Stock Appreciation Right, an Award that is intended to satisfy the requirements of a performance-based Award shall be so designated at the time of grant.

(b)	Limits. The maximum aggregate number of shares of Stock for which performance-based Awards may be issued under this Section 6.7 in any calendar year to an individual Participant shall not exceed 1,000,000, the maximum amount that may be earned as a Cash Award for a performance period for a single calendar year by any individual Participant is $2,000,000, and the maximum amount that may be earned as a Cash Award for a performance period of greater than a single calendar year by any individual Participant is $6,000,000.

(c)	Performance Criteria. In the case of Awards intended to qualify as performance-based Awards, the performance criteria shall be selected only from among the following: production growth; reserve growth; reserve replacement; lease operating expense; revenue growth; finding/development costs; net sales; operating income; pre- or after-tax income; operating profit minus capital charges; cash flow, including operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment; net income; earnings per share; earnings before interest and taxes; earnings before interest, taxes, depreciation and/or amortization; return on equity; return on invested capital; return on assets; economic value added (or an equivalent measure); share price performance; total stockholder return; improvement in or achievement of expense levels; improvement in or achievement of working capital levels; innovation as measured by a percentage of sales of new products; market share; productivity ratios; completion and/or integration of acquisitions of businesses or companies; completion of divestitures and asset sales; and any combination of any of the foregoing business criteria. Any of the performance criteria may be used to measure the performance of the Company, a subsidiary, and/or affiliate as a whole or any business unit of the Company, a subsidiary, and/or affiliate or any combination thereof, as the Compensation Committee may deem appropriate, or any of the above performance criteria as compared to the performance of a group of comparator companies, or published or special index that the Compensation Committee deems appropriate. The Compensation Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of the performance criteria specified in this Section 6.7.

(d)	Application to Stock Options and Stock Appreciation Rights. Notwithstanding anything contained in this Section 6.7 to the contrary, Stock Options and Stock Appreciation Rights need not satisfy the specific performance criteria described in this Section 6.7 in order to qualify as performance-based Awards under this section 162(m) of the Code.

(e)	Time for Establishing Performance Goals. The specific performance goal(s) and the applicable performance criteria must be established by the Compensation Committee in advance of the deadlines applicable under section 162(m) of the Code and while the achievement of the performance goal(s) remains substantially uncertain.

(f)	Committee Certification and Payment of Awards. Before any performance-based Award (other than Stock Options and Stock Appreciation Rights) is paid, the Compensation Committee must certify in writing (by resolution or otherwise) that the applicable performance goal(s) and any other material terms of the Award have been satisfied. Unless otherwise provided by the Compensation Committee, performance-based Awards shall be paid as soon as practicable after the Compensation Committee has certified that the applicable goals and terms of such awards

SandRidge 2009 Incentive Plan	Page 10

have been satisfied, but in no event later than the fifteenth (15th) day of the third month following the end of the performance period to which the award relates (absent a timely election to defer such Award under a deferred compensation plan, if any, maintained by the Company). Notwithstanding the foregoing, to the extent an amount was intended to be paid so as to qualify as a short-term deferral under section 409A of the Code and the applicable regulations, then such payment may be delayed if the requirements of Treas. Reg. 1.409A-1(b)(4)(ii) are met. In such case, payment of such deferred amounts must be made as soon as reasonably practicable following the first date on which the Company anticipates or reasonably should anticipate that, if the payments were made on such date, the Company’s deduction with respect to such payment would no longer be restricted due to the applicability of section 162(m) of the Code.

(g)	Terms and Conditions of Awards; Committee Discretion to Reduce Performance Awards. The Compensation Committee shall have discretion to determine the conditions, restrictions or other limitations, in accordance with, and subject to, the terms of the Plan and section 162(m) of the Code, on the payment of individual Awards under this Section 6.7. To the extent set forth in an Award Certificate, the Compensation Committee may reserve the right to adjust the amount payable in accordance with any standards or on any other basis (including the Compensation Committee’s discretion), as the Compensation Committee may determine; provided, however, that, in the case of Awards intended to qualify as performance-based Awards, such adjustments shall be prescribed in a form that meets the requirements of section 162(m) of the Code.

(h)	Adjustments for Material Changes. To the extent the Compensation Committee makes adjustments in accordance with ARTICLE 7 that affect Awards intended to be performance-based Awards under this Section 6.7, such adjustments shall be prescribed in a form that meets the requirements of section 162(m) of the Code.

SandRidge 2009 Incentive Plan	Page 11

ARTICLE 7. ADJUSTMENTS

7.1.	Changes in Capitalization.

In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Shares other than an ordinary cash dividend, (1) the number and class of securities available under this Plan, (2) the number and class of securities and exercise price per Share of each outstanding Stock Option, (3) the number of Shares subject to each outstanding Restricted Stock Award, and (4) the terms of each other outstanding Award shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined by the Compensation Committee. Without limiting the generality of the foregoing, if the Company effects a split of the Shares by means of a stock dividend and the exercise price of and the number of Shares subject to an outstanding Stock Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises a Stock Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the Shares acquired upon such Stock Option exercise, notwithstanding the fact that such Shares were not outstanding as of the close of business on the record date for such stock dividend.

7.2.	Change in Control.

(a)	Consequences of a Change in Control on Awards Other than Restricted Stock Awards. In connection with a Change in Control, the Compensation Committee shall take any one or more of the following actions as to all or any (or any portion of) outstanding Awards other than Restricted Stock Awards on such terms as the Compensation Committee determines: (1) provide that Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding entity (or an affiliate thereof), (2) upon written notice to a Participant, provide that the Participant’s unexercised Awards will terminate immediately prior to the consummation of the Change in Control unless exercised by the Participant within a specified, reasonable period following the date of such notice, (3) provide that outstanding Awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part before or upon the Change in Control, (4) if holders of Shares will receive upon consummation of the Change in Control a cash payment for each Share surrendered in the Change in Control, make or provide for a cash payment to a Participant equal to the excess, if any, of (A) the consideration received by stockholders generally with respect to the Change in Control (the “Change in Control Price”) times the number of Shares subject to the Participant’s Awards (to the extent the exercise price does not exceed the Change in Control Price) over (B) the aggregate exercise price of all such outstanding Awards and any applicable tax withholdings, in exchange for the termination of such Awards, (5) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof and any applicable tax withholdings) and (6) any combination of the foregoing. In taking any of the actions permitted under this Section 7.2(a), the Compensation Committee shall not be obligated by the Plan to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically.

For purposes of clause (1) above, a Stock Option shall be considered assumed if, following consummation of the Change in Control, the Stock Option confers the right to purchase, for each Share subject to the Stock Option immediately prior to the consummation of the Change in Control, the consideration (whether cash, securities or other property) received as a result of the Change in Control by holders of Shares for each Share held immediately prior to the consummation of the Change in Control (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares);

SandRidge 2009 Incentive Plan	Page 12

provided, however, that if the consideration received as a result of the Change in Control is not solely common stock of the acquiring or succeeding entity(or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding entity, provide for the consideration to be received upon the exercise of Stock Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in value (as determined by the Compensation Committee) to the per share consideration received by holders of outstanding Shares as a result of the Change in Control.

(b)	Consequences of a Change in Control on Restricted Stock Awards. Upon the occurrence of a Change in Control, except to the extent specifically provided to the contrary in the applicable Award Certificate or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock Awards then outstanding shall automatically lapse and be deemed terminated or satisfied, as applicable.

SandRidge 2009 Incentive Plan	Page 13

ARTICLE 8. GENERAL PROVISIONS APPLICABLE TO ALL AWARDS.

8.1.	Transferability of Awards.

Except as the Compensation Committee may otherwise determine or provide in an Award Certificate, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

8.2.	Termination of Status.

Except to the extent provided in an Award Certificate, the Compensation Committee shall determine the effect on an Award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Beneficiary, may exercise rights under the Award.

8.3.	Withholding.

The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Shares under an Award. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding. Payment of withholding obligations is due before the Company will issue any Shares on exercise or release from forfeiture of an Award or, if the Company so requires, at the same time as is payment of the exercise price unless the Company determines otherwise. To the extent not otherwise provided for in an Award Certificate or approved by the Compensation Committee, a Participant shall satisfy such tax obligations in whole or in part by delivery of a portion of the Award creating the tax obligation, valued at Fair Market Value; provided, however, except as otherwise provided by the Compensation Committee, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares surrendered to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

8.4.	Conditions on Delivery of Stock.

The Company will not be obligated to deliver any Shares pursuant to the Plan or to remove restrictions from Shares previously delivered under the Plan until (a) all conditions of the Award have been met or removed to the satisfaction of the Company, (b) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (c) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

8.5.	Acceleration.

The Compensation Committee or its delegee may at any time provide that any Award shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

SandRidge 2009 Incentive Plan	Page 14

ARTICLE 9. MISCELLANEOUS

9.1.	No Right to Employment or Other Status.

No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award Certificate.

9.2.	No Rights as Stockholder.

Subject to the provisions of the applicable Award Certificate and except as provided in Section 6.3, no Participant or beneficiary shall have any rights as a stockholder with respect to any Shares to be distributed with respect to an Award until becoming the record holder of such shares.

9.3.	Amendment.

(a)	Amendment of the Plan. The Compensation Committee may amend, suspend or terminate the Plan or any portion of the Plan at any time; provided that if at any time the approval of the Company’s stockholders is required as to any modification or amendment under section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Compensation Committee may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 9.3 shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Compensation Committee determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of Participants under the Plan.

(b)	Amendment of Award. The Compensation Committee may amend, modify or terminate any outstanding Award, including but not limited to, substituting another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option; provided, however, that no outstanding Award may be amended to reduce the exercise price of a Stock Option, Stock Appreciation Right or other similar Award. The Participant’s consent to such action shall be required unless the Compensation Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant’s rights under the Plan.

9.4.	Compliance with Code Section 409A.

No Award shall provide for a deferral of compensation within the meaning of section 409A of the Code, unless the Compensation Committee, at the time of grant, specifically provides that the Award is intended to be subject to section 409A of the Code. If an Award is intended to be subject to section 409A, the following provisions shall apply except to the extent that a contrary provision is included in the Award Certificate: (a) such Award shall be payable on the earlier of a “change in control” or the Participant’s “separation from service” with the Company and (2) any payment made to a Participant who is a “specified employee” of the Company shall not be made before such date as is six months after the Participant’s “separation from service” to the extent required to avoid the adverse consequences of Section 409A of the Code. For purposes of this Section 9.4, the terms “change in control,” “separation from service” and “specified employee” shall have the meanings set forth in section 409A and the applicable Treasury regulations. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, section 409A is not so exempt or compliant or for any action taken by the Compensation Committee.

9.5.	Governing Law.

The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

SandRidge 2009 Incentive Plan	Page 15

SANDRIDGE ENERGY, INC.
123 ROBERT S. KERR AVENUE
OKLAHOMA CITY, OK 73102-6406
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SANDRIDGE ENERGY, INC.		For	Withhold	For All
		All	All	Except
Unless otherwise directed, this proxy will be voted for the nominee.		☐	☐	☐

1.	Election of Director

01) Daniel W. Jordan

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Vote on Proposals		For	Against	Abstain

2.	Ratification of Reappointment of PricewaterhouseCoopers LLP.	☐	☐	☐

3.	Approval of the SandRidge Energy, Inc. 2009 Incentive Plan.	☐	☐	☐

4.	In their discretion, upon any other matters that may properly come before the meeting or any adjournment thereof.

IMPORTANT: Please date this proxy and sign exactly as your name appears below. If stock is held jointly, signature should include both names. Executors, administrators, trustees, guardians and others signing in a representative capacity, please give your full titles. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

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	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
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M12979

PROXY
SANDRIDGE ENERGY, INC.
Annual Meeting of Stockholders
June 5, 2009
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
For Registered Stockholders: The undersigned hereby appoints Tom L. Ward, Dirk M. Van Doren and Richard J. Gognat, and each of them, with full power of substitution, proxy to represent and vote all shares of Common Stock of SandRidge Energy, Inc. (the “Company”) that the undersigned would be entitled to vote if personally present at the Company’s Annual Meeting of Stockholders to be held on Friday, June 5, 2009, at 10:00 a.m., local time, and at any adjournment thereof, as stated on the reverse side.
For Participants in 401(k) Plan: This voting instruction form is sent to you on behalf of Principal Trust Company as Trustee of the SandRidge Energy, Inc. 401(k) Plan. Please complete this form on the reverse side, sign your name exactly as it appears on the reverse side, and return it in the enclosed envelope. Your instruction must be received no later than 11:59 p.m. Eastern Time on Tuesday, June 2, 2009, to be counted.
As a participant in the SandRidge Energy, Inc. 401(k) Plan (the undersigned’s “Plan”), the undersigned hereby directs Principal Trust Company as Trustee, to vote all shares of Common Stock of SandRidge Energy, Inc. represented by the undersigned’s proportionate interest in the Plan at the SandRidge Energy, Inc. Annual Meeting of Stockholders to be held on Friday, June 5, 2008, at 10:00 a.m., local time, and at any adjournment thereof, upon the matters set forth on the reverse side and upon such other matters as may properly come before the meeting.
Only the Trustee can vote these shares. You cannot vote these shares in person at the Annual Meeting.

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